AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                 OCTOBER 12, 2001

                               REG. NO. 333-42311

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                        POST EFFECTIVE AMENDMENT NO. 4 TO
                                    FORM SB-2

                            ------------------------
                             SILVER STAR FOODS, INC.
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

NEW YORK                           0638                       11-3265942
(State or other             (Primary Standard              (I.R.S. Employer
Jurisdiction of              Industrial Classification      Identification
Incorporation or             Code No.)                      Number)
Organization)

                                7520 Avenue V
                          Brooklyn, New York 11234
                            Telephone: (718) 763-3000
                            Facsimile: (718) 763-6004
                   (Address and Telephone Number of Principal
               Executive Offices and Principal Place Of Business)

                                 MICHAEL TROTTA
                       CHIEF EXECUTIVE OFFICER, PRESIDENT,
                      CHIEF FINANCIAL OFFICER AND SECRETARY
            (Name, Address and Telephone Number of Agent for Service)
                                7520 Avenue V
                          Brooklyn, New York 11234
                            Telephone: (718) 763-3000
                            Facsimile: (718) 763-6004
                         ------------------------------

                                   COPIES TO:
                             Richard I. Anslow, Esq.
                              Anslow & Jaclin, LLP
                             4400 Route 9, 2nd Floor
                           Freehold, New Jersey 07728
                            Telephone: (732) 409-1212
                            Facsimile: (732) 577-1188

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number earlier effective registration statement for the same offering./ /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS     AMOUNT TO BE   PROPOSED MAXIMUM   PROPOSED
MAXIMUM    AMOUNT OF
OF SECURITIES TO BE     REGISTERED     OFFERING PRICE     AGGREGATE
OFFERING  REGISTRATION
REGISTERED                             PER SECURITY(1)    PRICE               FEE
-------------------     ------------   ----------------   ------------------  ----------
Common Stock $.0001     5,000,000     $0.75               $3,750,000          $  990.00
par value per share

Common Stock $.0001     1,650,000(2)  $1.50               $2,475,000          $  653.40
par value per share

Total                   6,650,000                         $6,225,000          $1,643.40

(1) Estimated solely for purposes of computation of the registration fee pursuant to Rule 457.

(2) Represents shares owned by 3 security holders of the Company which are being registered hereby but are not part of the offering.

                         -------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH A DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

                             SILVER STAR FOODS, INC.
                              CROSS REFERENCE SHEET

          SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM SB-2

                             ITEM NUMBER AND HEADING
                       IN FORM SB-2 REGISTRATION STATEMENT
                             LOCATION IN PROSPECTUS

1.  Front of Registration Statement and Outside Front
    Cover Page of Prospectus                            Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages
    of Prospectus                                       Inside Front Cover Page; Outside
                                                                      Cover Page

3.  Summary Information and Risk Factors                Prospectus Summary; Risk Factors

4.  Use of Proceeds                                     Prospectus Summary; Use of
                                                        Proceeds.

5.  Determination of Offering Price                     Outside Front Cover Page; Risk
                                                                         Factors

6.  Dilution                                            Risk Factors; Dilution

7.  Selling Security Holders                            Selling Security Holders

8.  Plan of Distribution                                Outside Front Cover Page;

9.  Legal Proceedings                                   Not Applicable

10. Directors, Executive Officers, Promoters and Control
    Persons                                             Management; Principal Shareholders

11. Security Ownership of Certain Beneficial Owners and
    Management                                          Management; Principal Shareholders

12. Description of Securities                           Risk Factors; Capitalization;
                                                        Securities; Shares Eligible for
                                                                     Future Sale


13. Interest of Names Experts and Counsel               Legal Matters

14. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities                      Management

15. Organization within Last Five Years                 Management; Principal Shareholders

16. Description of Business                             Prospectus Summary; Business

17. Management's Discussion and Analysis or Plan of
    Operation                                           Management's Discussion And
                                                                        Analysis

18. Description of Property                             Proposed Business

19. Certain Relationships and Related
    Transaction                                         Certain Transactions

20. Market for Common Equity and Related Stockholder
    Matters                                             Outside Front Cover Page; Risk
                                                        Factors; Description Of the
                                                        Securities

21. Executive Compensation                              Management; Executive Compensation

22. Financial Statements                                Financial Statements

23. Change in and Disagreements with Accountants On
    Accounting and Financial Disclosure                 Not Applicable


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENTS BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   PROSPECTUS

                             SILVER STAR FOODS, INC.

                        5,000,000 SHARES OF COMMON STOCK
                         OFFERING PRICE: $0.75 PER SHARE

     Silver Star Foods, Inc. (the "Company"), a New York corporation, is offering hereby 5,000,000 shares of Common Stock, par value $.0001 (the "Common Stock"). This Prospectus also relates to the contemporaneous offering of 1,650,000 shares of Common Stock by 3 security holders of the Company (the "Selling Security Holders") which are being registered for resale pursuant to the registration statement of which this Prospectus is a part.

     Prior to this offering (the "Offering"), there has only been a limited public market for the Common Stock (also known as the "Securities") and there is no assurance that such a public market will further develop or be sustained after the completion of the Offering. The initial public offering price of the Common Stock has been determined by the Company and bears no relation to the Company's earnings, assets, book value, net worth, or any other recognized criteria of value. The Common Stock received acceptance to trade on the OTC Electronic Bulletin Board ("OTC BB") which occurred after the original Registration Statement and Amendments No. 1 and 2 were all declared effective by the SEC. There can be no assurance that an active trading market will further develop or be sustained. As a result an investor may find it more difficult to dispose of, or to obtain adequate quotations, as to the prices of the Common Stock offered hereby. See "Risk Factors."

THESE ARE SPECULATIVE SECURITIES. SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               UNDERWRITING          PROCEEDS TO
          PRICE TO PUBLIC      DISCOUNTS (1)         COMPANY
Per Share   $ 0.75             $.075               $    0.675
Total (1)   $3,750,000         $375,000            $3,375,000

(1) Does not include 1,650,000 Common Shares to be offered by the Selling Security holders(the "Selling Security Holders Shares"), which are not part of the offering. The Company will receive no proceeds from the sale of the Selling Security Holder Shares.

                              PLAN OF DISTRIBUTION

We are offering the shares of Common Stock on a best efforts basis. There is no minimum number of shares that must be sold before we can utilize the proceeds of the offering. We are making the offering through our officers and directors who will not be compensated for offering the shares. We will, however, reimburse them for all expenses incurred by them in connection with the offering. The shares may also be offered by participating broker-dealers which are members of the National Association of Securities Dealers, Inc. We may, in our discretion, pay commissions of up to 10% of the offering price to participating broker-dealers and others who are instrumental in the sale of shares.

In March 2001, the Company entered into an option agreement with International Electronic Securities Trading Ltd. whereby the Company granted options to purchase up to 5,000,000 shares of its common stock registered in this offering at a price of $.75 per share. As of October 1, 2001, International Electronic
Securities Trading Ltd. exercised            options to purchase        shares.
Nothwithstanding the option agreement, as of October 1, 2001, the Company has sold 203,217 shres of its common stock registered in this offering to 16 shareholders.

Shares of Common Stock may be sold from time to time to purchasers directly by the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer shares through underwriting, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders for whom they may act as agent. The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of Common Stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the Selling Security Holders in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

We will bear all expenses of the offering of the Common Stock by the Selling Security Holders other than payment that they may agree to make to underwriters.

Prior to this offering, there has been no market for the Common Stock. Accordingly, the public offering price was determined solely by us. Among the factors we considered in determining the public offering price were our record of operations, current financial condition, future prospects, the experience of management, and the general condition of the equity securities market.

       THE DATE OF THIS PROSPECTUS IS         , 2001.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

The Company intends to furnish its shareholders with annual reports containing audited financial statements after the end of each fiscal year, and make available such other periodic reports as the Company may deem to be appropriate or as may be required by law. The Company's fiscal year ends on March 31 of each year.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS THEREFORE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "THE COMPANY" REFERS TO SILVER STAR FOODS, INC., A NEW YORK CORPORATION. THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS IN "RISK FACTORS."

THE COMPANY

     Silver Star Foods, Inc. (the "Company") is a distributor of a wide range of pre-packaged frozen pasta products in the New York metropolitan area. The Company sells its products primarily to supermarkets or to distributors who resell the products to supermarkets. The Company's products are primarily "stuffed" pasta such as ravioli and tortellini, which must be frozen when stored. The Company intends to establish a manufacturing facility with the proceeds of this Offering. The Company believes, although there can be no assurance, that acquiring manufacturing capacity and entering into agreements with additional sales representatives will enable it to expand its customer base to supermarket chains and small distributors in other regional markets and to large volume customers such as club stores, restaurant chains, and customers requiring private label manufacturing. See "Business--Expansion Strategy."

    The family of the Company's Chairman, Chief Executive Officer and Principal Shareholder, Michael Trotta, owned and operated Silver Star Ravioli & Macaroni, Inc. ("SSRM") for over fifty years. SSRM was engaged in the business of selling pasta products under the Silver Star name. In 1992, SSRM declared bankruptcy, largely due to financial problems caused by SSRM's outdated manufacturing facilities, and was liquidated. In March 1995, Michael Trotta, who had been an employee at SSRM, formed the Company to distribute a select number of food products under that label. The Company purchased the "Silver Star" trade name in 1997 from Vincent Trotta, the father of the Company's President. See "Business -Background" and "Certain Transactions."

     The Company has become a distributor of a variety of pre-packaged Italian stuffed pasta food products, including ravioli, tortellini, cavatelli, gnocchi and manicotti. According to a report by A.C. Nielson & Co., in 1998, sales of the Company's products accounted for approximately 7.5% of the frozen pasta market among supermarkets in the New York Metropolitan area. The Company promotes its products to these supermarkets with the assistance of food brokers, who receive commissions for such sales. The Company regularly offers discounts or "specials," on its products and arranges for such specials to be listed in the supermarket circular which is available to each of the supermarket customers as they enter the store. See "Business."

    The Company also sells its products to small distributors who resell the frozen pasta to grocery stores and restaurants. Although this constitutes a small portion of the Company's business, the Company has distributors in locations such as Nevada and California. The Company intends, although there can be no assurance it will be able to, to establish relationships with additional distributors in order to expand into other regions and markets. See "Business--Sales and Distribution."

    The Company's marketing efforts emphasize the Silver Star tradition of quality. The Company also hopes to capitalize on the growing popularity of pasta, many types of which are lower in fat than most other frozen food products.

See "Business--Marketing."

    Currently, the Company has a manufacturing agreement with Mount Rose Ravioli and Macaroni, Inc. ("Mount Rose"). Such company manufactures and packages the products that the Company sells under the Silver Star name. The Company believes that this arrangement is satisfactory for sales to its existing customer base. However, this arrangement limits the Company's ability to increase profit margins and to pursue certain types of customers. In order to achieve significant sales growth and to operate profitably, the Company's management believes it needs to establish its own manufacturing facility or to seek better manufacturing terms from its suppliers. See "Business--Principal Suppliers."

    In January 2001, Mount Rose obtained a judgment against the Company in the amount of $283,461.79. The Company recently negotiated a settlement with Mount Rose to pay such amount out of the proceeds of this offering. Specifically, the Company shall pay Mount Rose 50% of the net amount received by the Company for the sale of the 5,000,000 shares registered hereunder until Mount Rose is paid in full.

    The Company believes, although there can be no assurance, that establishing a manufacturing facility will enable it to produce its products at a lower cost without sacrificing quality. A manufacturing facility should also allow the Company to respond to customer orders more quickly and to allow it more flexibility in changing its product mix. The Company intends, although there can be no assurance, to establish a manufacturing facility. This will be done by either: (i) acquiring land and constructing and equipping a new facility on such land; or (ii) leasing an existing facility (possibly with an option to buy such facility), which is likely to require an investment to update or improve the facility. See "Business--Manufacturing."

    The Company was incorporated in New York in March 1995 under the name Silver Star Ravioli, Inc. The Company changed its name in July 1997. The Company maintains its principal offices at 7520 Avenue V, Brooklyn, New York,
11234 and its telephone number is (718) 763-3000.

                               THE OFFERING

Securities Offered               5,000,000 Shares (1) of Common Stock offered by the
                                 Company and 1,650,000 Selling Security Holder Shares

Common Stock Outstanding

  Prior to the Offering          8,948,000

  After the Offering             13,948,000(2)(3)

Offering Price                   $0.75 per Share of Common Stock

Use                              of Proceeds Purchase and/or renting of
                                 manufacturing facilities; buying and/or leasing
                                 of equipment; repayment of bridge loan
                                 promissory notes (4); working capital and for
                                 general corporate purposes (including the payment of
                                 the Mount Rose settlement.

Risk Factors                     An investment in the Common Shares offered hereby
                                 involves a high degree of risk and therefore the Common
                                 Shares should not be purchased by anyone who cannot
                                 afford the loss of their entire investment. Prospective
                                 purchasers of the Common Shares should carefully review
                                 and consider the factors set forth under "Risk Factors"
                                 as well as other information contained  herein, before
                                 purchasing any of the Common Shares. See "Risk Factors."

OTC Bulletin Board Symbol(3)     Common Stock       SSTF

------------------------

(1) Does not include 1,650,000 Common Shares being registered herein on behalf of the Selling Security Holders.

(2) Does not include an aggregate of 500,000 shares of Common Stock reserved for issuance upon the exercise of options available for grant under the Company's 2000 Stock Option Plan, See "Management--Option Plan."

(3) The Common Stock recently received acceptance to trade on the OTC Electronic Bulletin Board ("OTC BB"). There can be no assurance that an active trading market will develop. As a result, an investor may find it more difficult to dispose of the Common Stock offered hereby. See "Risk Factors."

(4) There is presently three (3) $25,000 promissory notes outstanding. All other promissory notes aggregating $625,000 have been canceled and 4,000 shares of Common Stock have been issued to the holders for each $25,000 canceled.

                          SUMMARY FINANCIAL INFORMATION

    The following table sets forth summary historical financial information of the Company for the years ended March 31, 1999 and March 31, 2000.

     The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                            YEARS ENDED MARCH 31,
                                2000          1999          1998          1997
                                -----------------------------------------------
STATEMENT OF OPERATIONS DATA:
Total revenues                   $658,775     $1,201,587     $1,343,276     $1,450,438
Operating expenses                541,934        966,756      1,198,755        972,248
Gross profit from operations      186,841        234,831        144,521        478,190
General and administrative

 expenses                         814,933        930,787        499,634        497,411
Income before income taxes       (698,092)      (695,956)      (355,113)       (19,221)
Net Loss                        ($698,092)     ($695,956)     ($355,113)      ($19,221)

OTHER DATA:


EBITDA (1)                      ($310,074)     ($512,036)     ($341,446)       ($5,503)
Net cash provided (used) by
 operating activities              11,041        (88,440)      (321,438)       114,383
Net cash provided (used) in
 financing activities             (13,471)        90,870        319,126       (137,451)
Ratio of earnings to fixed
 charges                             -              -              -              -
Net book value per share           ($0.28)       ($0.26)         ($0.02)        ($0.03)
Basic earnings (loss) per share    ($0.21)       ($0.21)         ($0.08)        ($0.01)

BALANCE SHEET DATA:

Cash and cash equivalents             -          $2,430             -           $2,312
Total assets                     $433,865       548,917        $352,367        195,842
Stockholders' equity            ($618,962)     (884,859)       ($67,503)      (112,390)


(1) EBIDTA is defined as income before effect of changes of accounting plus interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.

                                  RISK FACTORS

     AN INVESTMENT IN THE SECURITIES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PRIOR TO MAKING ANY INVESTMENT DECISION, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS TOGETHER WITH THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS INCLUDING THE FINANCIAL STATEMENTS (AND NOTES THERETO).

RECENT LOSSES, GOING CONCERN LETTER IN AUDITOR'S REPORT, WORKING CAPITAL DEFICIT

    For the year ended March 31, 2000 and the year ended March 31, 1999, the Company has recorded a net (loss) of ($698,092) and ($695,956), respectively. At March 31, 2000, the Company had a working capital deficit of $1,039,872 and an accumulated deficit of $618,962. The auditor's report to the Company's financial statements for the year ended March 31, 2000, states that the working capital deficit and stockholder equity deficit raise doubts about the Company's ability to operate as a going concern. For at least the current fiscal year, the Company is likely to incur losses from operations as a result of, among other things, its expansion strategy. There can be no assurance that the Company will achieve profitability at any time in the future or, if achieved, sustain such profitability. See "Financial Statements."

RISKS RELATED TO EXPANSION STRATEGY

     The Company's expansion strategy and the opening and success of its proposed manufacturing facilities will depend on various factors (which factors will vary depending on how the Company implements its expansion strategy), including, the availability of a manufacturing plant and equipment, the negotiation of acceptable lease terms, licensing and regulatory compliance, the ability to meet production and construction schedules, the general ability to manage successfully its anticipated growth (including monitoring its production facilities, controlling costs, and maintaining effective quality control), and general economic and business conditions. Not all of the foregoing factors are in control of the Company. The implementation of the Company's expansion strategy will increase operating costs which, in turn, could adversely affect its business, financial condition or results of operations. Having recently embarked on its expansion strategy, there can be no assurance that the Company will successfully implement its strategy or that its strategy will result in profitability. Consistent with its expansion strategy, the Company anticipates entering into new geographic regions in which it has no previous operating experience. No assurance can be given that the Company will be successful in new geographic regions. See "Business-- Expansion Strategy" and "Business--Suppliers."

LIMITED OPERATING HISTORY, NEW BUSINESS ACTIVITIES

    The Company has operated only since 1995. The Company has never engaged in the manufacturing of food products or sold significant quantities of products outside the New York area or to institutional customers. The Company will be required to incur additional fixed costs, which could limit the Company's ability to reduce expenses in an economic downturn or a slow seasonal period.

Additionally, the Company will need to locate suppliers and other service products for its manufacturing facility, the availability of which there can be no assurance. Therefore, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by a new small business in a highly competitive industry. See "Business."

BANKRUPTCY OF PREVIOUS BUSINESS

    The Company's management participated in the management of SSRM. In 1992, SSRM declared bankruptcy and was liquidated. SSRM had experienced financial problems largely brought on by its outdated manufacturing plant. Competitors with newer facilities were able to offer products at lower prices and on a more flexible schedule. SSRM's attempts to upgrade the facility were ineffective and the debts incurred in connection with the attempted upgrade eventually caused SSRM to go bankrupt. Although the Company will be establishing a new, modern manufacturing facility, the Company is engaged in the same business operating under the same trade name as SSRM. Therefore, the Company's prospects for success must be evaluated in light of the factors which led to the failure of SSRM. See "Business--Historical Background."

COMPETITION

    The food industry is highly competitive. Competition for shelf space in grocery stores and supermarkets is intense and poses great difficulty for smaller companies. The Company competes with numerous companies in the New York area, including the Company's supplier. The Company will likely encounter similar competition as it enters new markets. Many of these competitors are larger and have greater financial and other resources, including production and distribution facilities, than the Company. The Company's products compete with frozen food products, other pasta products and all food products in general. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, prospects, financial condition and results of operations. Further, there can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, prospects, financial condition and results of operations. See "Business--Competition."

DEPENDENCE ON KEY CUSTOMERS, DEPENDENCE ON KEY SALES
REPRESENTATIVES

    For the years ended March 31, 2000 and 1999, the Company's five largest customers accounted for an aggregate of approximately 96.5% and 96.5% of its total sales, respectively. The Company has no long term arrangements with any of these customers. While the Company generally believes its relationships with its customers are good, there can be no assurance that these or any other customers will continue to purchase the Company's products. See "Business--Sales and Distribution."

     The Company sells its products through sales representatives who are known in the industry as food brokers. For the years ended March 31, 2000 and 1999, approximately 97% of its sales in the New York market were undertaken by either M.W. Houck, Inc. or Douglas Sales Associates, Inc. See "Business--Sales and Distribution."

     The loss of the Company's relationships with these or other key customers or food brokers could adversely affect the Company's business, prospects, financial condition and results of operations. To date, the Company no longer uses the above-stated food brokers.

DEPENDENCE ON KEY SUPPLIERS, RISK OF PRICE FLUCTUATIONS, TERMINABLE CONTRACTS

    The Company purchases all of its products from one supplier, Mount Rose. The prices of products purchased from Mount Rose are revised every six months. The Company has historically been able to pass significant price increases through to its customers. However, no assurance can be given that it will be able to do so in the future. The Company has entered into a 1 year self-renewing agreement with Mount Rose, expiring February 2001. Mount Rose sells products that compete with the Company's products directly to supermarkets and distributors. There can be no assurance that such agreements will not be terminated, particularly since Mount Rose is aware of the Company's plans to establish its own manufacturing facility. The loss of any of its current suppliers would have a material adverse effect on its business, financial condition or results of operations until a relationship could be established with new suppliers or a manufacturing facility could be established. See "Business--Suppliers" and "Business--Competitors."

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL EXECUTIVE OFFICERS

    The Company is dependent to a great extent upon the experience, abilities and continued services of Michael Trotta, the Company's President, Chief Executive Officer and Chief Financial Officer. The loss of services of Mr. Michael Trotta could have a material adverse effect on the Company's business, financial condition or results of operation. The Company has entered into a three year employment agreement with Michael Trotta, and is purchasing Key man life insurance on the life of Michael Trotta. The Company intends to purchase Key man life insurance on Michael Trotta in the amount of $750,000, upon receipt of the proceeds of this Offering. In order to implement the Company's expansion strategy, the Company will need to hire additional executive officers, including an experienced chief financial officer. There can be no assurance that the Company will be able to identify the proper individuals or that such individuals would be willing to be employed by the Company on terms acceptable to the Company. See "Management."

ABSENCE OF TRADEMARK REGISTRATION, ABSENCE OF PATENT
PROTECTION

   The Company acquired the Silver Star trademark from Vincent Trotta in 1997. Mr. Trotta had acquired the trademark from SSRM, who had registered the trademark with the US Patent and Trademark Office ("USPTO"). The Company failed to renew its registration of the trademark. Although it does maintain certain rights in the trademark, it currently does not have the protection against infringement offered by registration. In the near future, the Company will submit a trademark application with the USPTO to obtain trademark registration of the "Silver Star" tradename. If the Company were required to cease using "Silver Star", it could have a material adverse effect on the Company. There can be no assurance that the Company's application will be accepted. Although registration affords the Company the protection of federal trademark laws against the unauthorized use of the protected mark or a use deemed "confusingly similar" under federal trademark law, there can be no assurance that third parties will not infringe on the Company's current or future trademark registrations or that the Company will have sufficient resources to defend against any such infringement successfully or at all. See "Business--Proprietary Rights."

    The Company does not have any patents on its recipes or production processes or trademarks on the names of its products. Because it currently uses other businesses in the industry to manufacture it products, competitors are familiar with the Company's recipes, production processes and products. There can be no assurance that these competitors will not be able to utilize this information to gain a competitive advantage over the Company.

POTENTIAL LIABILITY; AVAILABILITY OF INSURANCE

    The Company, from time to time, is subject to lawsuits as a result of its business and currently maintains insurance relating to personal injury in amounts that it considers adequate and customary for the food industry. No assurance can be given that the Company will be able to obtain insurance policies in the future. In addition, any successful claim against the Company, in an amount exceeding its insurance coverage, could have a material adverse effect on its business, financial condition or results of operation.

DEPENDENCE ON EFFECTIVE DELIVERY SYSTEM

    The Company's success depends upon an effective system of delivery for its products for which the Company currently uses common carriers. The dependence on other companies for delivery of its products poses a risk to the Company, particularly as the Company increases its delivery to the eastern United States. There can be no assurance that the Company will continue to be able to negotiate acceptable freight rates in the future or that delivery will not be disrupted for reasons including, but not limited to, adverse weather, natural disasters or labor disputes in the trucking industry. See "Business."

CONTROL BY MANAGEMENT

    Upon completion of the Offering (assuming the maximum offering is sold), Michael Trotta, the Company's Chairman, President, CEO and CFO will beneficially own at least approximately 46% of the Company's then outstanding Common Stock. Accordingly, Mr. Trotta will not be in a position to exert actual or effective control over the business and operations of the Company, including the election of all directors of the Company and approval of significant corporate transactions. Currently, members of the Trotta family hold two of the four seats on the Company's Board of Directors. In 1996, due to debts incurred with the failure of SSRM, Michael Trotta filed for bankruptcy. See "Principal Stockholders" and "Management."

MANAGEMENT'S BROAD DISCRETION IN APPLICATION OF THE PROCEEDS.

     13.96% of the net proceeds of the offering has been allocated to Working Capital and General Corporate Purposes. An additional 62.76% has been allocated for the establishment of a manufacturing facility and the acquisition or leasing of the equipment to be used in the facility. Although the Company has obtained quotes and investigated establishing such a facility, it has not yet identified the location of its planned facility. Accordingly, the Company's management and the board of directors, will have broad discretion as to the allocation and use of such proceeds. See "Use of Proceeds."

CONTEMPORANEOUS OFFERINGS BY THE COMPANY AND THE SELLING SECURITY HOLDERS MAY ADVERSELY AFFECT THE MARKET PRICE OF THE COMPANY'S COMMON STOCK, IF A MARKET DEVELOPS.

     Approximately 25% of the Common Stock being offered by this prospectus is being offered by the Selling Security Holders. If a public market develops for the Common Stock, the market may not be able to absorb the Common Stock being contemporaneously offered. Accordingly, the market price of the Common Stock, if any, may be substantially lower than it would be if Common Stock were not being offered by the Selling Security Holders. The Company will not receive any proceeds from the sale of the Common Stock made by the Selling Security Holders. In addition, the ability of shareholders who purchase shares in this offering who resell those shares could adversely be effected by offers and sales of Common Stock by the Company and selling security holders.

GOVERNMENT REGULATION

    The Company is subject to numerous state regulations relating to the preparation and sale of food. It is also subject to federal and state laws governing the Company's relationship with its , including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements. Commencement of manufacturing of food would subject the Company to numerous other regulations of the U.S. Food and Drug Administration and the U.S. Department of Agriculture including unannounced on site inspections. The failure to obtain or retain required food licenses or to be in compliance with applicable governmental regulations, or any increase in the minimum wage rate, employee benefits costs (including costs associated with mandated health insurance coverage) or other costs associated with employees, could adversely affect the business, results of operations or financial condition of the Company. Proposals are under consideration at the federal level to introduce a system of mandated health insurance. This and other initiatives could adversely affect the Company's operations as well as the food industry in general. A failure to comply with one or more regulatory requirements could result in a variety of sanctions, including fines and the withdrawal of the Company's products from store shelves. The Company is not aware of any currently existing facts or circumstances that would cause it to fail to comply with any of the regulations to which it is currently subject.

RISKS INHERENT IN THE FOOD INDUSTRY

    The results of operations in the food industry can be affected by, among other things, changes in consumer tastes, national, regional and local economic conditions and demographic trends. The Company believes that the pasta market is a growing market, but there can be no assurance that changes in the market will not occur which would adversely affect the Company.

    The Company faces all of the risks inherent in the production and distribution of frozen food products, including contamination, adulteration and spoilage, and the associated risks of product liability litigation. Such risks will be increased if the Company establishes a manufacturing facility. There can be no assurance that the Company's procedures will be adequate to prevent the occurrence of such events. See "Business."

SHARES ELIGIBLE FOR FUTURE SALE

     The Company has outstanding 8,948,000 shares of common stock all of which were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Other than the shares of common stock included in the 1,650,000 Selling Security Holder Shares such shares may be sold only pursuant to an effective registration statement filed by the Company or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of the Company, may sell shares of common stock after at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. The number of shares of common stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding number of shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of the Company (and who has not been an affiliate of the Company for 90 days prior to the sale) and who has beneficially owned shares acquired from the Company or an affiliate of the Company for over two years may resell the shares without compliance with the foregoing requirements under Rule 144.

    The Selling Security Holder Shares are being registered for resale pursuant to the registration statement of which this Prospectus is a part.

    No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices. See "Description of Securities--Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION OF 27%

    The investors in this Offering will suffer immediate dilution of $.41 per share or 27%. See "Dilution."

ADDITIONAL FINANCING

    The Company anticipates that the proceeds from the Offering, together with projected cash flow from operations, will be sufficient to fund its operations, including its proposed expansion, for at least the next 12 months. Thereafter, the Company may need to raise additional funds to continue to implement its expansion strategy. There can be no assurance that additional financing will be available or if available will be on favorable terms.

ABSENCE OF PUBLIC MARKET; QUARTERLY FLUCTUATIONS;
SEASONALITY; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering there has been no public market for the Securities, and there can be no assurance that any active trading market therefor will develop or, if any such market develops, that it will be sustained. The Company's business is somewhat seasonal. Although there exists a steady market for the Company's products from September through June, with sales rising during the Christmas holidays, sales usually decline in July and August. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. In the event the Company's operating results fall below the expectations of public market analysts and investors, the market price of the Securities would likely be materially adversely affected. Additionally, quarterly operating results of the Company or other developments affecting the Company, such as announcements by the Company or its competitors regarding acquisitions or dispositions, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the Securities to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have often been unrelated to the operating performance of these companies. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABSENCE OF DIVIDENDS

     The Company has never declared or paid any cash dividends on its Common Stock. The Company intends to retain its earnings, if any, to finance the growth and development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit the Company's ability to pay dividends on the Common Stock. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital and legal requirements and such other factors as the Board of Directors deems relevant. See "Dividend Policy."

FORWARD LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act, and Section 21E of the Exchange Act. The actual results of the Company may differ significantly from the results discussed in such forward-looking statements. Certain factors which may cause such differences include, but are not limited to, the factors discussed in this "Risk Factors" section. The safe harbors contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, which apply to certain forward-looking statements, are not applicable to this Offering.

OFFERING PRICE ARBITRARILY DETERMINED

     The offering price of the Securities has been determined by the Company and is not necessarily related to the Company's assets, earnings, book value or any other objective standard of value.

LIMITED LIABILITY OF DIRECTORS

     As permitted by the New York Business Corporation Law, the Company's certificate of incorporation eliminates personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain circumstances. Accordingly, stockholders may have limited rights to recover monetary damages against the Company's directors for breach of fiduciary duty.

AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock, par value $.001, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities--Preferred Stock."

POSSIBLE ISSUANCE OF ADDITIONAL COMMON STOCK AND OPTIONS

     Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by the Company, any shares issued would further dilute the percentage ownership of the Company held by the public stockholders.

PENNY STOCK RULES

     The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price less than $5.00 per share or an exercise price less than $5.00 per share, subject to certain exceptions, including that the Company have net tangible assets of a minimum of $2,000,000. Thus, the Common Stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of

$1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-described rules may adversely effect the liquidity of the market for the Company's Common Stock and may also adversely effect the ability of the Company's shareholders to sell the Common Stock in the secondary market.

                                 USE OF PROCEEDS

     Assuming the sale of the securities offered hereby (based on an assumed offering price of $0.75 per share, the net proceeds to the Company, after estimated expenses payable by the Company in connection with the Offering (including maximum commissions of 10%), are estimated to be approximately $3,187,000. The Company expects to use the net proceeds as follows:

                                                           PERCENTAGE
                                                           OF NET
PURPOSE                                    AMOUNT          PROCEEDS
--------                                   ---------       ----------
Purchase and/or Renting of
a Manufacturing Facility(1)               $1,000,000         31.38%
Buying and/or Leasing of Equipment(2)     $1,000,000         31.38%
Repayment of Balance of Bridge Loan (4)   $   75,000          2.35%
Working Capital and
General Corporate Purposes(3)             $  445,000         13.96%
Expansion and Advertising                 $  367,000         11.52%
Mergers and Acquisitions (5)              $  300,000          9.41%
                                          -----------      -----------
Total                                     $3,187,000         100.0%
                                          -----------      -----------

--------------------

(1) Includes purchase of production equipment for the Manufacturing Facility. The Company intends to either: (i) acquire land in the New York metropolitan area and construct and equip a new facility; or (ii) lease an existing facility, which is likely to require an investment to update or improve the facility.

(2) The Company intends to lease its equipment. Such leases generally require a fifty percent (50%) down payment based on the purchase price and include an option to purchase at the end of the lease term for a nominal amount. The Company requires certain equipment which shall include, but not be limited to, the following: filling and processing machine, dough extruders, assorted ravioli machines, mechanical spiral freezers, general conveyor work, vertical form and fill machines, blanchers (pre-cook products), other miscellaneous machinery, trucks for delivery (which shall include a 24 foot reefer and a tractor-trailer).

(3) Included as part of this category, the Company shall purchase a new computer system and a new telephone system and intends to increase its marketing efforts to supermarkets through circulars and slotting fees.

(4) The Bridge Financing in the amount of $700,000 consisted in part of twenty eight $25,000 Promissory Notes. Only three Promissory Notes remain outstanding. All other promissory notes aggregating $625,000 have been canceled and 4,000 shares of Common Stock have been issued to the holders for each $25,000 canceled.

(5) Although the Company does not have any plans, proposals, arrangements or understandings with respect to mergers or acquisitions, the Company intends to actively seek to identify merger and acquisition candidates. Any proceeds not expended in connection with mergers and acquisitions will be reallocated to working capital and general corporate purposes.

    Pending application of the proceeds of this Offering, the Company intends to invest the net proceeds in certificates of deposit, money market accounts, United States government obligations or other short-term interest bearing obligations of investment grade.

    The foregoing represents the Company's best estimate of its allocation of the net proceeds of the sale of the Common Stock based upon the Company's currently contemplated operations, the Company's business plan and current economic and industry conditions and is subject to reapportionment among the categories listed above in response to, among other things, changes in its plans, regulations, industry conditions and future revenues and expenditures. Any such reapportionment will be made based upon the recommendations of the Company's Board of Directors. The amount and timing of expenditures will vary depending on a number of factors, including changes in the Company's contemplated operations or business plan and changes in economic and industry conditions.

    Based on the Company's operating and expansion plans, the Company believes that the net proceeds of this offering, together with available cash and anticipated revenues from operations, will be sufficient to satisfy its capital and legal requirements and finance its plans for expansion for at least the next 12 months. Such beliefs are based upon assumptions and there can be no assurance that the assumptions underlying the Company's plans will prove to be correct. After such 12-month period, or sooner if the Company's assumptions prove to be incorrect, the Company may require additional capital in order to meet its then current plans for expansion and capital requirements. Such financing may take the form of ordinary or preferred equity securities or debt securities, or may involve bank financing. There can be no assurance that the Company will be able to obtain additional capital on a timely basis, on favorable terms, or at all. In any of such events, the Company may be unable to implement its current plans for expansion. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company will receive no proceeds from the sale of the Selling Security Holder Shares.

                                 DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The payment of future cash dividends by the Company on its Common Stock will be at the discretion of the Board of Directors and will depend on its earnings, financial condition, cash flows, capital requirements and other considerations as the Board of Directors may consider relevant. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit the Company's ability to pay dividends on the Common Stock.

                                    DILUTION

     As of March 31, 2000, the pro forma net tangible book value of the Company's Common Stock was ($1,039,617) or ($.31) per share of Common Stock outstanding. The net tangible book value of the Company's Common Stock is the tangible assets less total liabilities. The Company has net intangible assets amounting to $420,910 at March 31, 2000. Dilution per share represents the difference between the amount paid per share by purchasers in this Offering and the pro-forma net tangible book value per share after the Offering.

    After giving effect to the sale by the Company of 5,000,000 shares of Common Stock and the application of the net proceeds thereof, the pro-forma net tangible book value of the Company's Common Stock at March 31, 2000 would have been approximately $6,460,383 or $.78 per share. This represents an increase in the net tangible book value per share of $1.09 to the Company's existing shareholders and an immediate dilution of $.41 or 27% per share to the purchasers of Common Stock in this Offering.

    The following table illustrates this dilution on a per share basis:

Assumed public offering price per share                 $ 1.50
    Pro forma net tangible book value per share before
      Offering.........................................  $(.31)
    Increase per share attributable to payments by new
      stockholders...................................... $1.09
                                                       ----------
Pro forma net tangible book value per share
  after Offering                                          $.78
                                                       ----------
Dilution per share...............................     $   (.41)
                                                       ----------

    The following table summarizes as of March 31, 2000 the total consideration paid and the average price per share paid by existing stockholders and by purchasers of Common Stock in this Offering:

               Shares of     % of          Total          Percent of     Average Price
               Common        Outstanding   Consideration  Total          per Share of
               Stock         Shares of     Paid           Consideration  Common
                             Common Stock                 Paid           Stock
               --------------------------------------------------------------------------
Existing Stockholders

                 3,331,000     39.98%     733,920       0%          $ .22

New Investors

                 5,000,000     60.02%  $3,750,000     100%          $0.75


------------------------

(1) Does not include:(i) 500,000 shares of Common Stock issuable upon exercise of options available for grant under the 1998 Stock Option Plan; and (v) 56,000 shares of Common Stock reserved for issuance pursuant to options and warrants issued in connection with the Company's Bridge Financing.

As of October 31, 2000, the Company completed a 2-for-1 forward stock split with respect to its common stock and also issued the above referenced shares in connection with the Company's bridge financing. In addition, the Company sold 131,000 shares of its common stock. The following table summarizes as of October 31, 2000 the total consideration paid and the average price per share paid by existing stockholders and by purchasers of common stock in this offering.

               Shares of     % of          Total          Percent of     Average Price
               Common        Outstanding   Consideration  Total          per Share of
               Stock         Shares of     Paid           Consideration  Common
                             Common Stock                 Paid           Stock
               --------------------------------------------------------------------------
Existing
 Stockholders

               8,948,000        64%         $   835,263      18%           $   .09

New Investors

               5,000,000        36%          $3,750,000      82%           $  0.75

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Silver Star Foods, Inc. ("the Company") is a manufacturer and wholesaler of stuffed and other frozen pasta products which it markets under the "Silver Star" trade name. The Company commenced operations in May, 1995.

    A substantial portion of the Company's sales to supermarkets are made during promotions or "specials" during which the Company advertises in the chain's store circular. These specials are typically booked by the Company's food brokers eight weeks in advance of the scheduled sale. The Company can typically expect to generate greater volume from the supermarkets in periods in which they are participating in the store circulars. During the year ended March 31, 2000 ("fiscal 1999"), the Company changed food brokers due to the departure of their primary contact at the broker. During the transition period between brokers, which spanned June through October 1999, the Company had a lapse of promotion sales which resulted in a decline in overall sales volume. The Company is dependent on its food brokers to promote sales of its products to supermarkets, however, the Company has no obligation to use food brokers other than existing contractual agreements and has, in fact, established many relationships in the industry based on the industry experience of its principal.

     The Company does not presently have its own manufacturing facility, but plans to construct one from a portion of the proceeds of the Offering. Management believes that manufacturing its own products would enable the Company to increase its profit margins and participate more fully in "price competitive" marketing which is common in the retail market. The Company also hopes to pursue other distribution channels for its product as a result of its own manufacturing capabilities. Concurrent with the establishment of a facility, the Company anticipates that both its direct costs and operating costs will increase as the Company adds a full-time workforce, increases insurance coverage and increases marketing efforts. However, there are no assurances that the Company will be able to increase revenue, increase its gross profit or attain and sustain profitability as a result of these expenditures.

     The Company's independent accountants have issued a going concern opinion in their report as of March 31, 2000, citing the Company's working capital deficiency and stockholders' deficiency of $1,039,872 and $618,962, respectively. Those conditions raise substantial doubts about the Company's ability to continue as a going concern. Management's plans with respect to these issues include and are primarily based upon the Offering contemplated herein.

RESULTS OF OPERATIONS
YEAR ENDED MARCH 31, 2000 AS COMPARED TO MARCH 31, 1999

    The Company had net sales of $658,775 for the year ended March 31, 2000 as compared to $1,201,587 for the year ended March 31, 1999, a decrease of $542,812 (55%). The decrease is attributable to the Company's change of sales brokers in the New York market which created a 4 month lapse of promotional activity and the Company's lack of working capital.

    Costs of sales decreased during the year ended March 31, 2000 to $541,934 from $966,756 for the year ended March 31, 1999, a decrease of $424,822 (56%). The decrease corresponds to the Company's decrease in sales for the comparative periods. As a percentage of net sales, costs of sales were approximately 82% and 80% for the years ended March 31, 2000 and 1999, respectively.

    Operating expenses decreased to $710,904 from $746,867 for the year ended March 31, 2000 as compared to 1999, a decrease of $35,963 (5%). Approximately $89,000 of such decrease is attributable to less expenditures for slotting fees for shelf space for the Company's products.

    Amortization expense for the comparative periods was $13,667 in each of the years ended March 31, 2000 and 1999 in relation to the trade name. Amortization of deferred registration costs in the amount of $283,989 were incurred for the year ended March 31, 2000. The Company incurred approximately $90,362 and $170,253 in amortized finance costs for the years ended March 31, 2000 and 1999 respectively, relating to the bridge financing which was completed in August 1998.

    The Company had a net loss for the year ended March 31, 2000 of $698,092 as compared to a net loss of $695,956 for the year ended March 31, 1999, an increase of $2,136.

YEAR ENDED MARCH 31, 1999 AS COMPARED TO MARCH 31, 1998

   The Company had net sales of $1,201,587 for the year ended March 31, 1999 as compared to $1,343,276 for the year ended March 31, 1998, a decrease of $141,689 (11%). The decrease is attributable to the Company's lack of working capital. Additionally, the Company was unable to participate in many store promotions due to the temporary loss of its food broker during the fiscal year ended March 31, 1999.

   Costs of sales decreased $231,999 or 19% to $966,756 for year ended March 31, 1999 from $1,198,755 for year ended March 31, 1998. As a percentage of net sales, cost of sales decreased to 80% for year ended March 31, 1999 from 89% from year ended March 31, 1998. These decreases are attributed to product price increases by the Company during year ended March 31, 1999.

    Operating expenses were $746,867 for year ended March 31, 1999 as compared to $442,317 for year ended March 31, 1998, an increase of $304,550. Amortization expense was approximately $14,000 for each of year ended March 31, 1999 and year ended March 31, 1998, respectively. Approximately $170,000 of the increase in operating expenses for year ended March 31, 1999 is attributable to amortization expense of finance cost relating to the bridge financing completed in August 1998.

YEAR 2000

    Prior to January 1, 2000, the Company examined the costs to upgrade its systems with systems which were year 2000 compliant, and determined that the cost to do so was immaterial in relation to the Company's operations. The Company computer hardware currently meets compliance standards. Since January 1, 2000, the Company has not experienced any year 2000 problems. The Company employs software programs which are readily available in the marketplace, known as "canned" software applications and has not had any problems with such programs since January 1, 2000.

                                    BUSINESS

THE COMPANY

    Silver Star Foods, Inc. (the "Company") is a distributor of a wide range of pre-packaged frozen pasta products in the New York metropolitan area. The Company sells its products such as ravioli and tortellini, primarily to supermarkets. The Company intends to raise additional equity in order to establish a manufacturing facility. The Company believes, although there can be no assurance, that acquiring manufacturing capacity and entering into agreements with additional sales representatives will enable it to expand its customer base to supermarket chains and small distributors in other regional markets and to large volume customers such as club stores, restaurant chains and customers requiring private label manufacturer.

HISTORICAL BACKGROUND

     In 1930, the grandfather of the Company's President opened a pasta shop in Brooklyn, New York under the name Silver Star Ravioli & Macaroni Co., Inc., ("SSRM"). During the next twenty years, SSRM developed an excellent reputation for its hand-made pasta around New York. In the early 1950's, SSRM expanded by opening a 25,000 square foot factory with one of the first mechanized ravioli machines. With increased production capabilities, SSRM was able to supply large supermarket chains with its food products. During this time, SSRM distributed its food products to a number of grocery chains and numerous independent stores in the five boroughs of New York and Long Island. In addition to retail outlet stores, SSRM opened institutional accounts that included airlines and cruise ships. SSRM also expanded its geographic area and, with a select network of brokers, began to distribute its food products to the tri-state area, in addition to upstate New York, Philadelphia, Baltimore, Florida, Arizona and California. During this time, SSRM was owned and operated by members of the Trotta family, including Michael Trotta, the Company's President and Vincent Trotta, who serves as an advisor to the Company.

    By the late 1980's, SSRM's manufacturing equipment was outdated. Competitors with newer factories and equipment were able to produce products at lower cost and on a more flexible schedule. As a result, sales margins suffered. SSRM's attempts to upgrade the facility, which was over thirty years old, were ineffective. Debts incurred in connection with the attempted upgrade eventually led to the bankruptcy of SSRM.

    In 1995, Michael Trotta formed the Company under the name Silver Star Ravioli. The Company changed its name to Silver Star Foods, Inc. in July 1997. The Company, which had been using the Silver Star trademark since it was formed, acquired the trademark from Vincent Trotta in 1997 for $205,000 and acquired the right to use Vincent Trotta's name in connection with its promotions in April 1998.

INDUSTRY OVERVIEW

    Today, retail pasta products sales in the United States total over $500 million, as published in the trade magazine, Modern Grocer. Management believes that the appeal of frozen pasta products to American consumers has increased since the 1980's and shows no sign of abating.

     The Company believes that the U.S. retail market for frozen pasta is growing and fragmented. The Company believes that the growth in the frozen pasta category has been aided by several factors including both the growth in popularity of frozen foods and the changing consumer taste preferences to favor distinctive, high quality, healthy foods. The Company further believes that consumers are demanding more healthful food products as they learn more about the importance of one's diet in a healthy lifestyle. For example, the U.S. Surgeon General has recommended that consumers lower the percentage of calories from fat in their diets at no more than 30% (from the existing 37% average) and the U.S. Department of Agriculture recommends that 60-70% of Americans' daily caloric intake come from complex carbohydrates. Consequently, much of consumers' demand for more healthful food products is focused on lowering the fat content of their diets and increasing their intake of complex carbohydrates. The Company believes that the sale of pasta, which is generally low in fat and high in complex carbohydrates, is benefitting from the trend towards healthier eating.

    No assurance can be given that the frozen pasta market will continue to expand. Nor can there be any assurance that current levels of public attention to personal health, fitness and diet or current perceptions of healthfulness associated with pasta and pasta sauces will continue in the future. In particular, the public perception of the healthfulness associated with pasta-based meals may decline due to a recent study by the Center for Science in the Public Interest finding high fat content in cheese and cream-based pastas and pasta sauces. Similarly, sales of beef ravioli will not be aided by the increased demand for healthy foods.

    Additionally, as the Company expands to different regions of the United States, the Company may encounter differing public perceptions and concerns about health and diet. This may adversely impact the Company's marketing and expansion strategy and cause it to incur greater expenses in promoting its products.

SALES AND DISTRIBUTION

    The Company primarily sells it products through sales representatives, known in the industry as food brokers. The Company currently has representative agreements with four food brokers. The Company pays its food brokers a commission which ranges from 3-5% of the net amount received from customers on all sales in the respective brokers territory. The Company's brokers service the New York City metropolitan area, New Jersey/Eastern Pennsylvania/Maryland and Florida. The broker for the New York area served as broker on 97% of the Company's sales. The agreement with the New York broker can be terminated by either party at any time. The other agreements contain termination provisions as well. Although the Company believes it could replace its food brokers, the loss of a food broker could have a material adverse effect on the Company, particularly in the short term.

     The primary function of the food broker is to act as a liaison between the manufacturer and the Company's customers. Working with Company management, the broker will place advertisements in the supermarket circular and arrange "specials" or discounts on the Company's products. If the Company determines that it desires to place its product in a supermarket chain, the broker will negotiate for the payment by the Company of a "slotting fee," which is a fee that a potential supplier must pay to obtain shelf space for a product in the supermarket chain. The Company believes that such "slotting fee" has a beneficial life of three (3) years. However, payment of a slotting fee does not ensure continued shelf space availability for the Company's product. The Company intends, although there can be no assurance it will be able to, to establish relationships with additional food brokers in order to expand into other regions. Food brokers are particularly helpful when expanding into new geographic markets because a single broker may have existing relationships with numerous supermarkets.

    The food brokers generally arrange sales to supermarket chains. These supermarkets then either place an order with the broker or with distributors, who then immediately place orders with the Company. There is not a significant difference in pricing or delivery procedures based on whether the supermarket uses a distributor.

    According to a report by A.C. Nielson & Co., 1998 sales of the Company's products accounted for approximately 7.5% of the frozen pasta market among supermarkets in the New York Metropolitan area. Sales to these supermarket chains (directly or through distributors) account for virtually all of the Company's revenue. For the nine months ended December 31, 1998, the Company's five largest customers accounted for approximately 98% of its sales. These customers consist of two supermarket chains and three distributors who resell the Company's products primarily to other supermarket chains. During 1997, one of the two supermarkets, Pathmark Stores, Inc. changed the way they place orders and are now utilizing one of the three distributors. The Company's management does not anticipate that this change will affect the price or quantity of the Company's products purchased by Pathmark supermarkets. The Company has no long term agreements with any of its customers, and the loss of any of these large customers could have a material adverse affect on the Company.

     The Company sells to a number of supermarkets chains that have stores (operating under the same name or through affiliated companies) in other regions. These supermarkets have buying departments in each region. The Company would have to establish relationships with different buyers to sell its products in these regions. However, Company management believes that its relationships in the New York region with these supermarket chains will aide it in establishing relationships with supermarket buyers in other regions.

    Generally, competition for shelf space in supermarkets is intense. Companies that supply to supermarkets, are often required to pay large slotting fees in order to commence business with a supermarket chain. The Company believes that such slotting fees have a beneficial life of three (3) years. Food suppliers may attempt to use their relationship with the supermarket or pricing arrangements to obtain the optimum shelf space. This usually creates an advantage for larger companies who are able to obtain the most visible shelf space. The Company's management believes that this advantage is reduced in frozen products, all of which must be stored in a freezer section. Additionally, the Company believes that its use of coupons and store circulars, along with customer loyalty, will enable it to overcome the advantage of the larger companies in obtaining optimum shelf space.

    The Company also sells its products to distributors who resell the frozen pasta to delicatessens, grocery stores and restaurants. Currently, these customers make up approximately 2% of the Company's business. In the past year, the Company has sold frozen pasta to four different small distributors, located in California, New York, Nevada, Arizona and Florida. The Company intends, although there can be no assurance that it will be able to do so, to establish relationships with additional distributors in order to expand into other regions and markets.

    If the Company is able to acquire a manufacturing facility, it intends to pursue institutional customers, such as hotels, restaurants, schools, nursing homes, hospitals and prisons. These institutional customers buy products in large volumes. Without a manufacturing facility, the Company does not have the flexibility or the cost structure to pursue such customers.

    Initially, the company intends to rely primarily on food brokers to establish relationships with these institutional customers. Upon obtaining additional financing, the Company intends to employ a marketing and sales director. This individual will be in charge of establishing relationships with additional food brokers and distributors, and for pursuing institutional customers and other retail customers.

    The Company's success depends upon an effective system of distribution for its products. The Company utilizes central warehouse delivery for all its supermarket customers. In central warehouse delivery, the products are delivered to a warehouse for a chain of supermarkets for later delivery by the chain to its stores. To distribute its products to other parts of the country (which is a small part of the Company's business at the present time), the Company uses local and regional distributors. In any event, the Company uses common carriers to deliver its products to these distributors. The dependence on other companies for delivery of its products poses a risk to the Company. While this method of delivery has been reliable and available at acceptable rates thus far, there can be no assurance that the Company will continue to be able to negotiate acceptable freight rates in the future and that delivery will not be disrupted for reasons including, but not limited to, adverse weather, natural disasters or labor disputes in the trucking industry.

MARKETING

    An emphasis of the Company's marketing to both its customers and consumers is on the association of the Silver Star name with a quality pasta product produced by a family operated business. The Company's promotional materials and packaging for some of its products contain a short statement from Vincent Trotta, Sr. which, among other things, offers a personal guarantee of quality, thanks customers for loyalty, and explains the Silver Star's products are "true to a family tradition." On all products, the Company has begun to use the name "Aversa Silver Star" after the founder of SSRM and the grandfather of the Company's President. The Company expects to continue to use the Aversa Silver Star name as it enters new markets because management believes that customers are more likely to associate that name with Italian food products from a family operated business.

    The Company hopes to use advertising, primarily in supermarket circulars, to familiarize customers with the Silver Star name. The Company hopes positive experiences with the Company's product will create customer loyalty and promote repeat business.

    The Company also intends to capitalize on the nutritional value of its products. As is now required by law, the Company discloses the nutritional information about its products on the packaging. The Company believes that the nutritional value of some of its frozen pasta compares favorably with many other alternatives among frozen foods.

    The Company's most effective advertising to consumers is by placing advertisements in supermarket circulars, which are available to customers of a supermarket upon entering a store. Occasionally, supermarkets distribute the circular via direct mail or as in enclosure in newspapers. The advertisements in the circular inform the consumer of any specials or discounts that are available on the Company's products and may contain coupons. The advertisement in the circular is arranged by the food broker and generally are placed approximately eight weeks in advance.

THE COMPANY'S PRODUCTS

     The Company specializes in stuffed pasta, a form of pasta that includes stuffing such as ricotta, eggs and cheese, among others. The products that the Company currently distributes are: jumbo cheese round 13 oz. ravioli; mini cheese round 16 oz. ravioli; mini square cheese 16 oz. ravioli; mini square meat 16 oz. ravioli; tortellini, including meat and cheese, 16 oz.; cavatelli, 16 oz.; gnocchi 16 oz.; six count manicotti, 19 oz.; and twelve count stuffed shells, 21 oz. The Company's most popular product, mini square cheese ravioli should provide a meal for 5 people and is sold at a suggested retail price of $3.19.

    Like plain pasta, the Company's products must be boiled before they should be eaten. The Company does not sell its products with ready-made pasta sauce, although it may do so in the future.

     The Company's products are packaged in polyethylene bags. The Company may in the future market its ravioli in a box, which was the packaging method utilized by SSRM for its most popular ravioli products. The current packaging includes the nutritional information, ingredients and cooking directions. Also prominently featured is the Silver Star trademark. The packaging for some of the Company's products contains a statement from Vincent Trotta Sr. guaranteeing the quality of the Company's products. The packaging design is based on SSRM's packaging. The manufacturer of the polyethylene bags ships them directly to the Company's suppliers.

    The Company has no current plans to introduce new products, and is unlikely to do so in the near future. If the Company is able establish a manufacturing facility, it intends to introduce new products and new packaging of existing products. For example, the Company intends to create packaging aimed at club stores, including a "bulk pack," which will be a single oversize pack weighing approximately 3 lbs. Additionally, the Company may sell its products with a ready made sauce. The sauce could be produced by a private manufacturer to the Company's specifications, or the Company could enter into a joint venture arrangement with an existing pasta sauce manufacturer.

PRINCIPAL SUPPLIERS AND INGREDIENTS

     Currently, the Company uses one private label manufacturer to prepare and package all of its products. The Company provides the manufacturer with recipes for its products. The manufacturer uses a quick freeze process to ensure that the product is frozen while it is still fresh. The Company believes that it could replace its supplier on similar terms, however the loss of the supplier could have a material adverse affect on the Company, particularly in the short term.

     The ingredients used by the Company's supplier is primarily flour, eggs and water. Depending on the type of stuffed pasta the Company is producing, the ingredients may include whole milk ricotta, eggs, Romano cheese, mozzarella, parsley, salt, pepper, meat filling chopped meat, onions and spices. The Company's supplier buys flour from Congra and Ricotta from either Pollyo or Sorrento. Other ingredients come from local distributors and manufactures. If the Company establishes a manufacturing facility, it intends to purchase directly from these suppliers.

    The Company's production agreement is with Mount Rose Ravioli and Macaroni Co. Such supplier is able to fill the Company's product orders in approximately seven days.

    MOUNT ROSE RAVIOLI AND MACARONI CO. The Company executed an agreement which provides that Mount Rose will manufacture and package the following "Silver Star" products:

Square Meat and Cheese Ravioli--bag
Square Meat and Cheese Ravioli--box
Round Cheese Ravioli
Cavatelli
Cheese and Meat Tortellini
Gnocchi
Six Count Manicotti
Twelve Count Stuffed Shells

     The agreement is terminable at any time by either party. The agreement provides that the product is to be paid for by either cashiers or certified check at the time the order is placed. The above prices, in accordance with the agreement, are to be reviewed every six months with respect to raw material and packaging costs. An increase or decrease in such costs will be passed on to the Company. The agreement further provides that in the event that the agreement is terminated the Company gives Mount Rose permission to use any packaging left on hand at the time of termination in any way it chooses.

In January 2001, Mount Rose obtained a judgment against the Company in the amount of $283,461.79. The Company recently negotiated a settlement with Mount Rose to pay such amount out of the proceeds of this offering. Specifically, the Company shall pay Mount Rose 50% of the net amount received by the Company for the sale of the 5,000,000 shares registered hereunder until Mount Rose is paid in full.

MANUFACTURING

     Currently, the Company does not have any manufacturing ability. The Company intends to establish a manufacturing facility. The Company has no present plans for the establishment of a facility but is considering either (i) acquiring through merger or acquisition a company with an existing facility, which may require an investment to update the facility, (ii) constructing and equipping a new facility or (iii) leasing an existing facility, which is likely to require an investment to update or improve the facility.

    The Company's intends to establish a facility that would be 20,000-25,000 square feet. The Company requires a facility with capability for drainage and refrigeration. The facility will be built with the intent on receiving a USDA plant number with the capability of processing meat and chicken, in addition to cheese. Only after USDA inspection and approval will it be able to process meat and chicken. However, it does not require USDA approval to process cheese. The Company would like to locate the facility in the New York area to be near the majority of its customers. The Company intends to equip the facility with new equipment that has the capacity to produce its specialized products quickly and efficiently.

    Management believes that manufacturing capacity will allow the Company to produce its goods at a lower cost, particularly if it is able to increase volume. Furthermore, manufacturing capacity is likely to allow the Company greater flexibility in its product mix and enable it to require less advance notice of its orders.

COMPETITION

    In the pasta market, the Company competes with national, regional, and local pasta manufacturers and specialty stores. Many of these competitors are larger, more established and have greater financial and other resources than the Company. Competition in the pasta industry is based on product quality, brand name awareness, brand loyalty and price. Non-frozen, non-stuffed pasta, such as spaghetti is significantly less expensive then the Company's products and is less expensive to ship and to store. The Company also faces competition from fresh, refrigerated pasta, which is sold by, among others, Contadina, produced by Nestle Fresh Foods, Co., and DiGorno, produced by Kraft General Foods, Inc. Such companies have significantly more resources than the Company. Refrigerated pasta is significantly more expensive than frozen pasta.

    The Company competes directly with a number of regional and national frozen pasta producers, including Celentano and Italian Village, who are in most markets nationwide. In the New York market, the Company competes with these national and several regional pasta makers. The following table, which is based on reports prepared by A.C. Nielson and Co., sets forth the market share in the New York retail frozen pasta market based on sales in supermarkets.

                         MARKET SHARE     PERCENTAGE OF
COMPANY(1)               (%)(2)           CHAINS(3)          ITEMS(4)

Italian Village              26.0               100               12
Celantano                    24.0               100               15
Andrea (Savignano)            8.5               100               8
SILVER STAR                   7.5                80               3
Severoli                      5.0               100               6
Mount Rose                    4.5                50               6

(1) Among the Company's competitors is Mount Rose who is the Company's supplier.

(2) Market share is based on sales of frozen pasta products in the New York City metropolitan area, which includes Long Island, parts of New Jersey, and other surrounding counties.

(3) This is the percentage of the supermarket chains in the New York area that carry each listed company's products. Currently, King Cullen, Shop Rite, Pathmark, Grand Union and Key Food, all of the five chains with over fifty stores, carry the Company's products.

(4) Items are the number of items that each company has on sale in the supermarkets.

    Competition for shelf space in grocery stores is intense and poses great difficulty for smaller food companies. Other Competitors with significant economic and other resources could, at any time, enter the frozen pasta industry. Supermarkets could choose to carry such companies products in addition to or instead of the Company's products due to existing relationships with the makers of such products.

TRADEMARK

     The Company purchased the "Silver Star" trademark from Vincent Trotta in 1997 for $205,000. Mr. Trotta had acquired the trademark from SSRM. SSRM had registered the trademark with the U.S. Patent and Trademark Office, however, the Company failed to renew the application and the trademark protection has lapsed. In the near future, the Company will file a new application for registration. Even if the application is approved, there can be no assurance as to the degree of protection its registered trademark may afford the Company.

EXPANSION STRATEGY

    The Company's expansion strategy is dependant on obtaining additional financing to establish a manufacturing facility. The Company's management believes that it will be able to produce its products at a lower cost, which will allow it more flexibility in pricing. Management believes that discount pricing is often necessary to gain customers and establish market share.

    Management believes that the manufacturing facility will also allow the Company greater flexibility in adjusting its product mix or packaging because the Company has direct control of the allocation of labor and machinery at its facilities. Similarly, the management expects to be able to respond to customer orders more quickly. There can be no assurance that establishing a facility will be a more cost effective, efficient or quicker way for the Company to acquire its products.

    Management believes that the advantages of the manufacturing facility will allow the Company to pursue institutional customers such as hotels, nursing homes, schools and hospitals, and discount buyers such as club stores. The Company may also offer to manufacture pasta products for other companies on a private label basis. There can be no assurance that institutional or private label markets for the Company's products will develop.

    The Company intends to establish relationships with additional food brokers and small distributors. Food brokers are particularly helpful when expanding into new geographic markets because a single broker may have existing relationships with numerous supermarkets. The Company intends to expand into areas where pasta products are popular. Initially, the Company intends to focus expansion in the Northeast, in markets such as Philadelphia and Boston, where it already has some customers, and then expand into cities such as Washington, Baltimore and Chicago.

    Presently, the Company has no plans or intentions to make acquisitions. However, the Company believes that a number of opportunities exist for the Company to accelerate growth by acquiring a complementary or competitive business. The Company could acquire an entity that has (i) a manufacturing facility suitable for the Company's products, (ii) sells complementary products, or (iii) has established name recognition or distribution lines in regional markets where the Company does not currently operate.

    The Company believes that the frozen pasta market is a growing market, and that the market for stuffed pasta is likely to grow as well. The Company believes, although there can be no assurance, that its marketing will put it in position to take advantage of this growth.

EMPLOYEES

     As of October 1, 2001, the Company had 1 full-time employee.


LEGAL PROCEEDINGS

     Except as stated below, the Company is not currently subject to any material legal proceedings.

In January 2001, Mount Rose obtained a judgment against the Company in the amount of $283,461.79. The Company recently negotiated a settlement with Mount Rose to pay such amount out of the proceeds of this offering. Specifically, the Company shall pay Mount Rose 50% of the net amount received by the Company for the sale of the 5,000,000 shares registered hereunder until Mount Rose is paid in full. As of October 1, 2001, the Company has paid Mount Rose $93,400.00.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the directors and executive officers of the company:

NAME                    AGE                        POSITION
---------------          --                        --------------------
Michael Trotta          36                         President/CEO/CFO/
                                                   Secretary/Director
Vincent Trotta          73                         Director
Barry Sherman           56                         Director
Dennis Lore             51                         Director

     Each director is elected for a period of one (1) year at the Company's annual meeting of shareholders and serves until the next such meeting and until his or her successor is duly elected and qualified. Directors may be re-elected annually without limitation. Officers are appointed by, and serve at the discretion of, the Board of Directors. The Company's directors do not presently receive any compensation for their services as directors' but it is contemplated that directors will be granted options pursuant to the Plan.

    Set forth below is a biographical description of each director and executive officer of the Company based on information supplied by each of them.

     MICHAEL TROTTA has served as the Company's Chairman, Chief Executive Officer, President, Chief Financial Officer, Secretary and Director since its formation in 1995. Prior to founding the Company, Mr. Trotta served as Vice-President--Manufacturing of Little Italy Frozen Foods, Inc. from 1993 to 1994. Mr. Trotta worked for SSRM from 1987 to 1992 in various positions including Plant Manager and Vice President. Initially, Mr. Trotta was employed in the Shipping and Receiving department. Shortly thereafter, Mr. Trotta was named Plant Manager where he supervised over 30 employees and was responsible for all the plant's daily operations. Mr. Trotta was Vice-President of SSRM when it filed bankruptcy and was subsequently liquidated in 1992. In December 1996, Mr. Trotta filed for personal bankruptcy, primarily as a result of debts incurred personally in connection with SSRM. Mr. Trotta emerged from bankruptcy protection in March 1997. Mr. Trotta is Vincent Trotta's son.

     VINCENT TROTTA has served as a director of the Company since September 1998. He has been involved in the food business since 1949 when he became SSRM's production manager. Mr. Trotta has also served as SSRM's Plant Manager and President. He retired from SSRM in 1979. Mr. Trotta is the father of Michael Trotta.

     BARRY SHERMAN has served as a director of the Company since September 1998. Mr. Sherman has been involved in the retail sales and brokerage business for nearly fifty years. For 32 years, Mr. Sherman was employed by Waldbaum's, where he served as Vice President of Merchandising for 15 years.

Mr. Sherman is currently Vice President of Red Apple Supermarkets. He commenced employment with Red Apple Supermarkets in July, 1997. From 1993 until his employment with Red Apple Supermarkets, he was a principal of RDI/Enterprise Marketing, which was involved in the food brokerage industry.

     DENNIS LORE has served as a director of the Company since September 1998. Presently, Mr. Lore is the owner and operator of Pineview Development Company, a developer of real estate in Upstate New York. Mr. Lore was the principal owner of RDO Brokerage from 1987 to 1993. RDO Brokerage specializes in frozen food sales and marketing in the New York metropolitan area. From 1985 to 1987, he was a partner in Norlen Futuran Brokerage Co., specializing in dairy and fast food accounts in the New York metropolitan area. Prior to such time, he worked for M.W. Houck food brokers in such capacities as Director of Sales and Marketing, Liaison between manufacturers, brokers and customers and account manager.

COMMITTEES OF THE BOARD

    In November 1998, the Board of Directors created the Compensation Committee, which is comprised of Barry Sherman and Dennis Lore. The Compensation Committee has (i) full power and authority to interpret the provisions of, and supervise the administration of, the Plan and (ii) the authority to review all compensation matters relating to the Company. The Compensation Committee has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate the Company's employees. It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, and that the grant of stock options or other awards related to the price of the Common Shares will be used in order to make an employee's compensation consistent with shareholders' gains. It is expected that salaries will be set competitively relative to the frozen food industry and that individual experience and performance will be considered in setting salaries.

     In November 1998, the Board of Directors created an Audit Committee, which is comprised of Barry Sherman and Dennis Lore. The Audit Committee is charged with reviewing the following matters and advising and consulting with the entire Board of Directors with respect thereto: (i) the preparation of the Company's annual financial statements in collaboration with the Company's independent accountants; (ii) annual review of the financial statements and annual report of the Company; and (iii) all contracts between the Company and the officers, directors and other affiliates thereof. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of the entire Board of Directors relating to the foregoing or other matters; however, the Company's senior management, recognizing their own fiduciary duty to the Company and its stockholders, is committed not to take any action contrary to the recommendation of the Audit Committee in any matter within the scope of its review.

EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for services in all capabilities to the Company.

NAME AND PRINCIPAL POSITION          YEAR     SALARY          OTHER
COMPENSATION
Michael Trotta, Chief Executive Officer,
President, Chief Financial Officer
and Secretary                        2000     NONE                NONE
                                     1999     NONE                NONE

------------------------

(1) For the fiscal years ended March 31, 2000 and 1999, respectively

     The Company has no retirement, pension or profit sharing program for the benefit of its directors, officers or other employees but the Board of Directors may recommend one or more such programs for adoption in the future.

DIRECTOR COMPENSATION

    Directors of the Company who are not salaried officers will receive no fee for attending each Board meeting or meeting of a committee of the Board. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings. In the future, the Company reserves the right to issue shares of the Company's common stock to non-officer Board members for their agreement to become a Board member.

EMPLOYMENT AGREEMENTS

     Michael Trotta entered into a three (3) year employment agreement with the Company on September 15, 1998. Mr. Trotta's compensation under the Agreement is $104,000 during the initial annual term with increases in the succeeding two (2) years of the term equal to the greater of 10% from the previous year's salary or the cost of living adjustment recognized in the area where Mr. Trotta resides. Mr. Trotta is also entitled to reimbursement of substantiated expenses, a monthly car expense equal to $750 per month and options to acquire 100,000 shares of Common Stock at $6.00 per share. Notwithstanding the employment agreement, Mr. Trotta did not take a salary in fiscal years ending March 31, 1999 and March 31, 2000.

2000 STOCK OPTION PLAN

     The Plan will be administered by the Compensation Committee or the Board of Directors, which will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of Common Shares issuable upon the exercise of the options and the option exercise price.

     The Plan is effective for a period for ten years, expiring in 2010. Options to acquire 500,000 Common Shares may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. The Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by the Board of Directors provided that, pursuant to the terms of the Underwriting Agreement between the Company and the Underwriters, the exercise price of any options may not be less than the fair market value of the

Common Shares on the date of the grant. Options are non-transferable, and are exercisable only be the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of the Company, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the Change in Control. Change in control includes (i) the sale of substantially all of the assets of the Company and merger or consolidation with another Company, or (ii) a majority of the members of the Board of Directors changes other than by, election by the Shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

     If a participant ceases affiliation with the Company, by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant 90 days to exercise the option, except for termination for cause which results in immediate termination of the option.

    The Company has agreed with the Representative not to grant any options under the Plan at less than 100% of the fair market value of the Common Shares at the date of the grant of the option.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan, subject to applicable securities regulation.

    The Plan may be terminated or amended at any time by the Board of Directors, except that the number of Common Shares reserved for issuance upon the exercise of options granted under the Plan may not be exercised without the consent of the shareholders of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In June 1997, two unaffiliated investors each invested $200,000 in the Company. In consideration of their investment, each received a sixteen and two thirds (16 2/3%) percent share of the Company at the time of such investments. In April 1998 and May, 1998, respectively, the Company repurchased such shares and agreed to repay such investors a total of $400,000 within six (6) months of the date of each repurchase. Such $400,000 amount has been paid from the proceeds of the bridge financing.

     In July 1997, the Company purchased the Silver Star trademark from Vincent Trotta, the father of the Company's President and majority shareholder. The purchase price was $205,000. Of such amount, it included a payment of $55,000 to Michael Trotta, an officer, director and majority shareholder of the Company; and an assignment of accounts receivable of the Company equaling $82,000 to his brother, Louis Trotta, and his brother, Vincent Trotta Jr.

     As of September 1998, the Company raised $700,000 pursuant to a Confidential Private Offering Memorandum. There were twenty (20) investors in such Private Placement. The Offering consisted of twenty-eight (28) units, with each Unit consisting of a $25,000 Promissory Note, 2,000 shares of Common Stock (56,000 shares in the aggregate) and 2,000 Redeemable Common Stock Purchase Warrants (56,000 Warrants in the aggregate). Each Unit sold for $25,000. The Offering was made solely to persons who qualified as accredited investors as defined under Regulation D Rule 501 under the Act. The Shares and Warrants offered in the Confidential Private Placement Memorandum are not to be registered under this Registration Statement.

     In April and May 2000, the Company raised $65,500 pursuant to a Section 4(2) Offering of its Common Stock. There were nine (9) investors in such Offering. The Offering consisted of the sale of 131,000 shares of the Company's Common Stock at $.50 per share. The Offering was made solely to persons who qualified as accredited investors as defined under Regulation D Rule 501 under the Act. The Shares sold in the Offering are not to be registered under this Registration Statement.

On November 28, 2000, the Company entered into a transaction with Millenium Marketing & Consulting, Inc. (a newly formed Nevada corporation), whereby Millenium Marketing & Consulting, Inc. ("Millenium") executed a promissory note in the principal sum of$7,500,000 in favor of the Company. In consideration thereof, the Company agreed to tender 5,000,000 shares of its registered Common Stock to Millenium. The promissory note contained a clause in Section 2.9 which provided that the Company could terminate the promissory note within 30 days of execution based on the Company's due diligence regarding the validity of the issuance of such promissory note under federal and state laws. If the Company terminated the promissory note, Millenium was required to tender any shares of Common Stock issued to it under the promissory note to the Company, such shares being deemed void.

On December 22, 2000, the Company voided the promissory note by sending a letter to Millenium based on the above referenced termination clause. Therefore, the promissory note was deemed null and void under Section 2.9 of the promissory note and any shares issued were voided.

In March 2001, the Company entered into an option agreement with International Electronic Securities Trading Ltd. whereby the Company granted options to purchase up to 5,000,000 shares of its common stock registered in this offering at a price of $.75 per share. As of October 1, 2001, International Electronic Securities Trading Ltd. exercised 420,000 options to purchase 420,000shares. Nothwithstanding the option agreement, as of October 1, 2001, the Company has sold 203,217 shres of its common stock registered in this offering to 16 shareholders.

     In the future, the Company will present all proposed transactions between the Company and its officers, directors or 5% stockholders, and their affiliates to the Board of Directors for its consideration and approval. Any such transaction will require approval by a majority of the disinterested directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

LIMITATIONS ON PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

    The New York Business Corporation Law, in general, allows corporations to indemnify their directors and officers against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation or that person derived an improper personal benefit.

    The Company's Certificate of Incorporation and By-Laws provided that the Company shall indemnify its directors and officers to the fullest extent permitted by New York Law. The Company will enter into an indemnification agreement with each of its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) by each officer and director of the Company, and (iii) by all officers and directors of the Company as a group. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite his name.

                    AMOUNT AND NATURE OF     PERCENT OF          PERCENT OF
                    BENEFICIAL OWNERSHIP(1)  CLASS BEFORE        CLASS AFTER
                                             OFFERING            OFFERING
                    ----------------------     ---------------    ------------
Michael Trotta (2)          6,400,000          71.52%               45.88%

All Officers and

Directors as a Group        6,400,000          71.52%               45.88%

--------------------

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) The address for Michael Trotta is 7520 Avenue V, Brooklyn, New York 11234.

                            DESCRIPTION OF SECURITIES

    The following summary description of the Securities is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended, and its By-laws, copies of which have been filed as Exhibits to the Registration Statement of which this Prospectus is a part.

     The Company is authorized to issue 50,000,000 shares of Common Stock, $.0001 par value per share and 1,000,000 shares of blank check preferred stock, $.001 par value per share (the "Preferred Stock"). As of the date of this Prospectus, prior to giving effect to the securities to be issued in the Offering, there are 8,948,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. An additional 556,000 shares of Common Stock are reserved for issuance upon the exercise of various options and warrants outstanding as of the date of this Prospectus.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share of Common Stock on all matters submitted to a vote of stockholders of the Company and to receive dividends when declared by the Board of Directors from funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock do not have cumulative voting rights or preemptive, subscription or conversion rights. See "Risk Factors--Dividend Policy."

     In May 2000, the Company declared a 2 for 1 forward stock split of its Common Shares.

PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock, par value $.001, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

                         SHARES ELIGIBLE FOR FUTURE SALE

     All Shares of common stock will be immediately tradable without restriction or further registration under the Securities Act. The outstanding Shares of common stock include 7,268,000 Shares of common stock outstanding deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such Shares were purchased or acquired by such stockholders of the Company in transactions not involving a public offering, and, as such, may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. Substantially all of such restricted Shares of common stock are eligible for sale under Rule 144, subject to the volume limitations prescribed by the Rule. The outstanding shares also include 1,650,000 shares of Common Stock held by the Selling Security Holder. Such shares have been registered for resale pursuant to the registration statement to which this prospectus is a part.

     In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of the Company, may sell shares of Common Stock after at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. The number of shares of Common Stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of the Company (and who has not been an affiliate of the Company for 90 days prior to the sale) and who has beneficially owned shares acquired from the Company or an affiliate of the Company for over two years may resell the shares of Common Stock without compliance with the foregoing requirements under Rule 144.

    No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices and could impair the Company's ability to raise capital through the sale of its equity securities.

TRANSFER AGENT

     The Transfer agent for the Common Stock is North
American Co., 147 W. Merick Road, Freeport, New York 11520.

                            SELLING SECURITY HOLDERS

     The Selling Security Holders are: (1) Results Consulting Corp., 1,500,000 Common Shares, a consultant to the Company that provides analysis and assessment of alternatives for raising capital for the Company including the use of private and public offerings of securities, recommendations and other advice pertaining to the selection and potential engagement of legal counsel and accountants for the Company and shareholder relations for the Company (Results Consulting Corp. owns a total of 2,000,000 Common Shares); (2)Richard I. Anslow, 100,000 Common Shares, counsel to the Company; and (3) John Reisman, 50,000 Common Shares, special counsel to the Company. The Selling Security Holder Shares were issued to Mr. Anslow and Mr. Reisman as compensation for services rendered in connection with this Offering. The company will not receive any proceeds from sales of the Selling Security Holder Shares.

LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Richard I. Anslow, Esq., Freehold, New Jersey 07728. Mr. Anslow owns 125,000 Shares of the Company's Common Stock, of which 100,000 shares are being registered hereby.

EXPERTS

The reviewed balance sheet of the Company as at October 31, 2000, and the related Statement of Operations and Statement of Cash Flows of Zeller, Weiss & Kahn LLP, independent certified public accountants, have been included herein. In addition, the audited balance sheets of the Company as at March 31, 2000 and March 31, 1999, and the related Statements of Operations, Statements of Stockholders' Equity and Statements of Cash Flows have been included herein and in the Registration Statement in reliance upon the report, appearing elsewhere herein, of Zeller, Weiss & Kahn LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

On or about December 28, 1999, the Company changed its auditors's from its prior independent certified public accountants, Weinick Sanders Leventhal & Co., LLP to Zeller, Weiss & Kahn LLP. The Company's prior auditors did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Such auditor's reports for the years ended March 31, 1996, 1997 and 1998 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for uncertainties about the Company's ability to continue as a going concern.

ADDITIONAL INFORMATION

The Company has filed with the Commission a Registration Statement under the Act with respect to the Common Shares offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and references are made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Shares offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements (as well as proxy reports and other information when filed) filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). At the date hereof, the Company was not a reporting company under the Exchange Act.

    NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                          -----------------------------

                                TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary                                    8
The Offering                                         10
Summary Financial Information                        12
Risk Factors                                         13
Use of Proceeds                                      24
Dividend Policy                                      27
Dilution                                             28
Capitalization                                       30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations                                         31
Business                                             34
Management                                           46
Principal Shareholders                               52
Description of Securities                            53
Shares Eligible for Future Sale                      54
Selling Security Holders                             55
Legal Matters                                        56
Experts                                              56
Additional Information                               56
Financial Statements                                 F-1

               -----------------------

    UNTIL , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMPANY'S SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                        5,000,000 SHARES OF COMMON STOCK
                         OFFERING PRICE: $0.75 PER SHARE

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                     , 2001

          -----------------------------------------------------------
          -----------------------------------------------------------

                                     PART II

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The New York Business Corporation Law, in general, allows corporations to indemnify their directors and officers against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation or that person derived an improper personal benefit.

     The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by New York Law. The Company will enter into an indemnification agreement with each of its directors and officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses to be borne by the Company (also referred to herein as the Registrant) in connection with the issuance and distribution of the Securities pursuant to the Offering.

SEC registration fee                                  $  3,000.00
Legal fees and expenses                               $100,000.00
Accounting fees                                       $ 25,000.00
Blue Sky fees and expenses                            $ 25,000.00
Printing and engraving expenses                       $ 25,000.00
Miscellaneous                                         $ 10,000.00
          Total fees and expenses                     $188,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    The following paragraphs set forth certain information with respect to all securities sold by the Company within the past three years without registration under the Securities Act of 1933, as amended (the "Securities Act"). The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration received by the Company for the issuance of these shares.

    The following securities were issued by the Company without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving a public offering:

                                               TITLE AND
NAME OF                                        NUMBER OF
PURCHASER              DATE OF ISSUANCE        SECURITIES SOLD          CONSIDERATION
-------------------------------------------------------------------------------------
K & V Investments          July 23, 1997          Common Stock             $200,000
                                                  800,000 Shares

Daniel Kodsi               July 23, 1997          Common Stock             $200,000
                                                  800,000 Shares

    In April 1998 and May, 1998, respectively, the Company repurchased such shares and agreed to repay such investors a total of $400,000 within six (6) months of the date of each repurchase. Such $400,000 amount has been paid from the proceeds of the bridge financing. The Common Shares repurchased were designated as treasury stock and retired after the repurchase. The transaction for such repurchases were undertaken directly between the Company and the investors.

     Daniel Kodsi is an accredited investor. Charles Koegan, the principal of K&V Investments is a sophisticated purchaser.

     In September 1998, the Company completed a private placement of 28 units, with each unit consisting of a $25,000 Promissory Note, 2,000 shares of Common Stock and 2,000 Redeemable Common Stock Purchase Warrants ("September 1998 Offering"). Therefore, an additional 56,000 shares of Common Stock and 56,000 Redeemable Common Stock Purchase Warrants were issued. A list of investors in the private placement is set forth below. The Company believes that the Common Stock and Warrants were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 505 of Regulation D promulgated thereunder. Royal Hutton Securities Corp. acted as placement agent in connection with this private placement and received $84,000 in commissions and non-accountable expenses.

                           DATE OF          COMMON         WARRANTS
                           ISSUANCE         STOCK          SOLD
INVESTOR                                    SOLD                         CONSIDERATION(1)
-----------------------------------------------------------------------------------------
Richard E. Dwelle          07/10/98          2,000          2,000          $ 25,000
Thomas P. Hanrahan         07/10/98          1,000          1,000          $ 12,500
William C. Taylor          07/15/98          2,000          2,000          $ 25,000
John K. & Sue A.
Korpalski (JTROS)          07/20/98          2,000          2,000          $ 25,000
Frank J. Buzolits
Trust Dated 08/25/92       08/20/98          2,000          2,000          $ 25,000
Ralph L. Cotton (Denver Orthopedic
Specialists 401K)          07/15/98          8,000          8,000          $100,000
Mary Ellen & Gary
Rassel (JTROS)             08/24/98          2,000          2,000          $ 25,000
Curtis L. Smith & Janice A.
Smith (JTROS)              07/15/98          2,000          2,000          $ 25,000
Lynn J. Bourdon            08/10/98          2,000          2,000          $ 25,000
James F. Reiderer          07/29/98          2,000          2,000          $ 25,000
Dean Briggs                08/11/98          2,000          2,000          $ 25,000
Dennis G. Shoff Profit
Sharing Plan               07/27/98          2,000          2,000          $ 25,000
Jack R. Eaton              07/30/98          2,000          2,000          $ 25,000
Jack Evernden              08/03/98          8,000          8,000          $100,000
Larry E. Morris            08/17/98          4,000          4,000          $ 50,000
Walnut Veal Ranch          08/19/98          1,000          1,000          $ 12,500
Bradley A. & Margaret
Lewis (JTROS)              08/19/98          2,000          2,000          $ 25,000
Felicity A. Nellen         08/05/98          6,000          6,000          $ 75,000
Lou Mauro                  08/20/98          2,000          2,000          $ 25,000
Steven Lydon               08/20/98          2,000          2,000          $ 25,000

(1) Represents the amount of the non-interest bearing promissory note issued to the Investor.

     In November 1998 the Company issued 20,000 shares of its Common Stock to Richard I. Anslow, Counsel to the Company, in exchange for legal services rendered. No underwriter was involved in the above transaction. The Company believes that the Securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

     The September 1998 Offering consisted in part of twenty eight $25,000 Promissory Notes. Only three Promissory Notes remain outstanding. In February 2000, all other promissory notes aggregating $625,000 have been canceled and 4,000 shares of Common Stock have been issued to the holders for each $25,000 canceled as follows. Therefore, an aggregate of 100,000 shares of the Company's Common Stock was issued. No underwriter was involved in the above transaction. The Company believes that the Securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended:

                       DATE OF           COMMON
                       ISSUANCE          STOCK
INVESTOR                                 ISSUED         CONSIDERATION(1)
----------------------------------------------------------------------------
Richard E. Dwelle          02/22/00          2,000          $ 25,000
Thomas P. Hanrahan         02/22/00          1,000          $ 12,500
William C. Taylor          02/22/00          2,000          $ 25,000
John K. & Sue A.
Korpalski (JTROS)          02/22/00          2,000          $ 25,000
Frank J. Buzolits
Trust Dated 08/25/92       02/22/00          2,000          $ 25,000
Ralph L. Cotton (Denver Orthopedic
Specialists 401K)          02/22/00          8,000          $100,000
Curtis L. Smith & Janice A.
Smith (JTROS)              02/22/00          2,000          $ 25,000
Lynn J. Bourdon            02/22/00          2,000          $ 25,000
James F. Reiderer          02/22/00          2,000          $ 25,000
Dean Briggs                02/22/00          2,000          $ 25,000
Dennis G. Shoff Profit
Sharing Plan               02/22/00          2,000          $ 25,000
Jack R. Eaton              02/22/00          2,000          $ 25,000
Jack Evernden              02/22/00          8,000          $100,000
Larry E. Morris            02/22/00          4,000          $ 50,000
Walnut Veal Ranch          02/22/00          1,000          $ 12,500
Bradley A. & Margaret
Lewis (JTROS)              02/22/00          2,000          $ 25,000
Felicity A. Nellen         02/22/00          6,000          $ 75,000

(1) Represents the amount of the non-interest bearing promissory note that has been canceled by the investor in consideration for the common stock issued.

    In March, 2000, the Company issued 30,000 shares of its Common Stock to Richard I. Anslow, Counsel to the Company, in exchange for legal services rendered. No underwriter was involved in the above transaction. The Company believes that the Securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

     Effective May 15, 2000, the Company undertook a 2 for 1 forward stock split of its issued and outstanding shares of Common Stock as of such date.

     Subsequent to May 15, 2000, 131,000 shares of Common Stock at a purchase price of $.50 per share (aggregating $65,500) were issued by the Company without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving a public offering. The following are a list of such investors:

                             DATE OF          COMMON
                             ISSUANCE(1)      STOCK
INVESTOR                                      SOLD            CONSIDERATION
-----------------------------------------------------------------------------
Richard E. Dwelle          05/16/00          10,000               $ 5,000
Thomas P. Hanrahan         05/15/00          15,000               $ 7,500
William C. Taylor          04/29/00          10,000               $ 5,000
John K. & Sue A.
Korpalski (JTROS)          05/16/00           6,000               $ 3,000
Frank J. Buzolits
Trust Dated 08/25/92       05/25/00          10,000               $ 5,000
Lynn J. Bourdon            05/02/00          20,000               $10,000
James F. Reiderer          05/21/00          10,000               $ 5,000
Jack R. Eaton              05/25/00          10,000               $ 5,000
Jack Evernden              05/13/00          40,000               $20,000

(1) The Company accepted all subscriptions under this offering after May 15, 2000. Therefore, such investors did not receive the benefit of the Company's 2 for 1 forward stock split effective May 15, 2000. The date listed is the date the investors signed their subscriptions documents prior to the Company accepting such subscription documents.

     All investors in the above-referenced private placements are accredited investors.

    In June, 2000, the Company issued 25,000 shares of its Common Stock to Richard I. Anslow, Counsel to the Company, in exchange for legal services rendered. No underwriter was involved in the above transaction. The Company believes that the Securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

     In June, 2000, the Company issued 50,000 shares of its Common Stock to John Reisman, Special Securities Counsel to the Company, in exchange for legal services rendered. No underwriter was involved in the above transaction. The Company believes that the Securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended.

     In September, 2000, the Company issued 2,000,000 shares of its Common Stock to Results Consulting Corp., a consultant to the Company that provides analysis and assessment of alternatives for raising capital for the Company including the use of private and public offerings of securities, recommendations and other advice pertaining to the selection and potential engagement of legal counsel and accountants for the Company and shareholder relations for the Company. No underwriter was involved in the above transaction. The Company believes that the Securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 28. UNDERTAKINGS

1. The Registrant will, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a) (3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

2. The Registrant will, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. The Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. The Registrant will provide to each purchaser at the closing certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

6. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

                             -----------------------
                             SILVER STAR FOODS, INC.

                              FINANCIAL STATEMENTS
                             -----------------------

                             SILVER STAR FOODS, INC.

                   FOR THE SEVEN MONTHS ENDED OCTOBER 31, 2000

                                    CONTENTS

                                                      Page
Financial statements:
  Condensed balance sheet                             F-1

  Condensed statement of operations                   F-2

  Condensed statement of cash flows                   F-3

  Notes to condensed financial statements             F-4 - F-6


                             SILVER STAR FOODS, INC.

                   CONDENSED BALANCE SHEET - OCTOBER 31, 2000
                                   (Unaudited)

                                      ASSETS

Current assets:
  Accounts receivable                            $   62,119
                                               ----------------
Other assets:
  Tradename, less accumulated
   amortization of $75,168                          129,832
  Deposits                                              255
                                               ----------------
    Total other assets                              130,087
                                               ----------------
                                                 $  192,206

                                               ================

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Cash overdraft                                 $    6,468
  Bridge loan payable                                75,000
  Note payable - tradename                           17,092
  Loans payable - other                              26,000
  Accounts payable                                  598,718
  Payroll taxes payable                              78,314
  Accrued expenses                                  213,829
  Shareholder loan                                    7,935
                                               -----------------
    Total current liabilities                     1,023,356
                                               -----------------
Commitments and contingencies

Shareholders' equity (deficiency):
   Preferred stock - $.001 par value
    authorized and unissued - 1,000,000
    shares

   Common stock - $.0001 par value,
    authorized - 15,000,000 shares,
    issued - 10,548,000                              1,055
   Additional paid in capital                    1,568,128
   Deficit                                     ( 2,000,333)
                                               -----------------
                                               (   431,150)

Less:  Treasury stock at cost -
        1,600,000 shares                           400,000
                                              ------------------
       Total shareholders' equity

        (deficiency)                           (   831,150)
                                              ------------------
                                                $  192,206
                                              ==================

                       See notes to financial statements.

                             SILVER STAR FOODS, INC.

                        CONDENSED STATEMENT OF OPERATIONS

                   FOR THE SEVEN MONTHS ENDED OCTOBER 31, 2000
                                   (Unaudited)

Net sales                                     $  288,503
                                           -----------------
Costs and expenses:
  Cost of sales                                  204,194
  Operating expenses                             215,938
  Amortization                                     6,833
                                           -----------------
    Total of costs and
     expenses                                    426,965
                                           -----------------
Net loss                                     ($  138,462)
                                           =================
Basic earnings (loss) per
 share                                       ($     0.02)
                                           ==================
Weighted average number

 of shares outstanding                         7,121,336
                                           ==================

                       See notes to financial statements.
                                       F-2

                             SILVER STAR FOODS, INC.

                        CONDENSED STATEMENT OF CASH FLOWS

                   FOR THE SEVEN MONTHS ENDED OCTOBER 31, 2000
                                   (Unaudited)

Cash flows from operating activities:

   Net loss                                            ($138,462)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
      Common stock issued for services                    25,200
      Amortization                                         6,833
      Increase (decrease) in cash flows as a
       result of changes in asset and liability
       account balances:
         Accounts receivable                           (  49,164)
         Accounts payable                                 95,455
         Accrued expenses                              (  20,574)
                                                   -----------------
           Total adjustments                              57,750
                                                   -----------------
         Net cash used in operating activities            80,712
                                                    -----------------
Cash flows from financing activities:

  Proceeds from issuance of common stock                  80,500
  Cash overdraft                                           3,609
  Stockholder loan                                     (   3,397)
                                                    -----------------
         Net cash provided by financing activities        80,712
                                                    -----------------
Net increase in cash                                           0

Cash, beginning of period                                      0
                                                    -----------------
Cash, end of period                                     $      0
                                                    =================

                       See notes to financial statements.
                                       F-3

                             SILVER STAR FOODS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                   FOR THE SEVEN MONTHS ENDED OCTOBER 31, 2000

1.     Going concern:
     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has incurred continuing losses and has a working capital deficiency of $1,018,987 October 31, 2000, and a stockholders' equity deficiency of $831,150.

     The Company is currently preparing to file a registration statement with the Securities and Exchange Commission in order to register 5,000,000 shares to raise capital of approximately $7,500,000. As of October 31, 2000, the Company's registration statement filing has not been made effective with the Securities and Exchange Commission.

     Based on these events, management believes that the Company has the ability to continue operations during the subsequent fiscal year. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset values or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.     Description of business:

     The Company was incorporated in the State of New York on March 28, 1995 under the name of Silver Star Ravioli Co., Inc. On July 21, 1997, the Company filed a Certificate of Amendment of Incorporation authorizing the Company to issue an aggregate of up to 15,000,000 shares, $.0001 par value.

     On July 28, 1997, the Board of Directors resolved to change the name of the Company to Silver Star Foods, Inc. and filed a Certificate of Amendment of the Certificate of Incorporation to that effect.

     The Company is a distributor of frozen pasta food products which it markets under the "Silver Star" name. The Company initially acquired its prepared pre-packaged products from two local manufacturers.

3.     Summary of significant accounting policies:

Cash:

     The Company places its temporary cash investments with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

                             SILVER STAR FOODS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                   FOR THE SEVEN MONTHS ENDED OCTOBER 31, 2000

3.     Summary of significant accounting policies - (continued):

Intangible assets:

          The intangible asset, consisting of a tradename is periodically reviewed by management to evaluate its future economic benefits or potential impairment which may affect its recorded value to the Company. The tradename is being amortized on a straight-line basis over 15 years.

Income taxes:

          The Company has adopted Statement of Financial Accounting Standards No 109 ("SFAS 109"), "Accounting for Income Taxes" at its inception. Under SFAS 109, the deferred tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amount and the tax bases of assets and liabilities using presently enacted tax rates.

Earnings per share:

          The loss per share for the seven months ended October 31, 2000 has been calculated based on the weighted average number of common shares outstanding. During the period the Company had no common stock equivalents issued or outstanding. Therefore, basic and diluted earnings per share are the same.

Use of Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

4.     Accounts receivable:

     Accounts receivable consist of trade receivables arising in the ordinary course of business and are presented net of estimated discounts and allowances of $1,366. Management continually reviews its trade receivable credit risk and has adequately allowed for potential losses. In August 2000, the Company began factoring some of its receivables, receiving a 70% advance on invoice totals and incurring a 3% to 4% charge plus other incidental fees.

5.     Tradename:

     The Company acquired the rights to the "Silver Star" tradename from a related party of the principal stockholder pursuant to an agreement which was formalized in July 1997 at a cost of $205,000. The Company has been using the tradename since it's inception. As of October 31, 2000 the balance on the note payable for the tradename is $17,092.

6.     Loans and notes payable:

     The Company has loans and notes payable totaling $116,092. These are all short-term obligations which will be repaid upon the Company obtaining permanent financing.

                             SILVER STAR FOODS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                   FOR THE SEVEN MONTHS ENDED OCTOBER 31, 2000

6.     Income taxes:

     At March 31, 2000, the Company has a net operating loss carryforward amounting to approximately $1,861,000 available to reduce future taxable income which expire in the years 2010 through 2015. At October 31, 2000 management is unable to determine if the utilization of the future tax benefit is more likely than not and accordingly, any resultant tax asset has been fully reserved.

     A reconciliation of the statutory income tax effective rate is as follows:

                                   2000
                              --------------
     Federal statutory rate     (34.0%)
     State and local taxes        0.2
     Creation (utilization)
      of net operating
      loss carryforward          34.0
                              -------------
           Effective tax rate     0.2%
                              =============

7.     Transactions with major customers and suppliers:

     During the seven months ended October 31, 2000, the Company had sales to five customers amounting to approximately 96.5% of the Company's net sales for the period. The loss of any of these customers could be expected to have a material impact on the Company's results of operations in future periods.

     Since its inception, the Company has purchased all of its products from two suppliers and is currently utilizing a single supplier. The loss of this supplier could have a material impact on the Company's ability to obtain product for resale to its customers in future periods.

8.     Stock option plan:

     The Company has an incentive stock option plan covering all existing employees. As of October 31, 2000 no options have been granted.

9.     Common stock issued:

     The Company effected a two for one stock split in May 2000. During the seven months ended October 31, 2000, the Company also issued the following common stock shares:

   Common stock issued for services           2,025,000
   Common stock exchanged for notes payable     100,000
   Common stock issued for cash                 161,000

                             SILVER STAR FOODS, INC.

                    FOR THE THREE MONTHS ENDED JUNE 30, 2000

                                    CONTENTS

                                                               Page
Financial statements:
  Condensed balance sheet                                      F-1

  Condensed statement of operations                            F-2

  Condensed statement of stockholders equity (deficiency)      F-3

  Condensed statement of cash flows                            F-4

  Notes to condensed financial statements                F-5 - F-8


                             SILVER STAR FOODS, INC.

                     CONDENSED BALANCE SHEET - JUNE 30, 2000
                                   (Unaudited)

                                     ASSETS

Current assets:
  Cash$                                                     2,768
  Accounts receivable                                      69,789
                                                         ----------
                                                           72,557
                                                         ----------
Other assets:
  Tradename, less accumulated
   amortization of $71,751                                133,249
  Deposits                                                    255
                                                         -----------
    Total other assets                                    133,504
                                                         -----------
                                                       $  206,061
                                                         ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Bridge loan payable                                  $   75,000
  Notes payable - tradename                                17,092
  Accounts payable                                        522,758
  Payroll taxes payable                                    78,314
  Loans payable - other                                    26,000
  Accrued expenses                                        332,102
  Stockholder loan                                          5,658
                                                         -----------
    Total current liabilities                           1,056,924
                                                        ------------
Commitments and contingencies

Stockholders' equity (deficiency):
   Preferred stock - $.001 par value
    authorized and unissued - 1,000,000
    shares

   Common stock - $.0001 par value,
    authorized - 15,000,000 shares,
    issued - 6,662,000                                        493
   Common stock subscriptions, unissued                   705,500
   Paid in capital                                        733,427
   Deficit                                            ( 1,890,283)
                                                      -------------
                                                      (   450,863)
                                                      -------------
Less:  Treasury stock at cost -
        1,600,000 shares                                  400,000
                                                      -------------
       Total stockholders' equity
        (deficiency)                                  (   850,863)
                                                     --------------
                                                       $  206,061
                                                     ==============

                       See notes to financial statements.
                                       F-1

                             SILVER STAR FOODS, INC.

                        CONDENSED STATEMENT OF OPERATIONS

                    FOR THE THREE MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)

Net sales                                              $  166,408
                                                      --------------
Costs and expenses:
  Cost of sales                                           110,740
  Operating expenses                                       80,663
  Amortization                                              3,417
                                                      --------------
    Total of costs and
     expenses                                             194,820
                                                      --------------
Net loss                                              ($   28,412)
                                                      ==============
Basic earnings (loss) per
 share                                                ($      .01)
                                                      ==============
Weighted average number
 of shares outstanding                                  5,014,802
                                                      ==============

                       See notes to financial statements.
                                       F-2

                             SILVER STAR FOODS, INC.

            CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                    FOR THE THREE MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)

                                                                                Retained
                                     COMMON STOCK               Paid-In         Earnings
                                   Shares           Value       Capital        (Deficit)
                                   -------------------------------------------------------
Balance at March 31, 2000         4,931,000      $493          $733,427      ($1,861,871)

2 for 1 stock split               3,331,000

Common stock subscriptions, unissued

Net loss for the three months
  ended June 30, 2000                                                            (28,412)
                                    ------------------------------------------------------
Balance at June 30, 2000           8,262,000     $493         $733,427        (1,890,283)
                                   =======================================================

                       See notes to financial statements.

                             SILVER STAR FOODS, INC.

            CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                    FOR THE THREE MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)

                                    CONTINUED
                                    =========

                                                                       Total
                                                     Common            Share-
                                                     Stock             holders
                                     Treasury        Subscriptions     Equity
                                     Stock           Unissued          (Deficiency)
                                   -------------------------------------------------------
Balance at March 31, 2000            ($400,000)       $625,000          ($902,951)

2 for 1 stock split3,331,000

Common stock subscriptions, unissued                    80,500             80,500

Net loss for the three months
  ended June 30, 2000                                                     (28,412)
                                    ------------------------------------------------------
Balance at June 30, 2000             ($400,000)       $705,500          ($850,863)
                                    ------------------------------------------------------

                       See notes to financial statements.

                                 F-3 (Continued)

                             SILVER STAR FOODS, INC.

                        CONDENSED STATEMENT OF CASH FLOWS

                    FOR THE THREE MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)

Cash flows from operating activities:
   Net loss                                             ($ 28,412)
                                                       ------------
   Adjustments to reconcile net loss to net cash used in operating activities:

      Amortization                                          3,417
      Increase (decrease) in cash flows as a
       result of changes in asset and liability
       account balances:
         Accounts receivable                            (  56,834)
         Accounts payable                                  19,495
         Accrued expenses                               (   6,865)
                                                       ------------
           Total adjustments                            (  40,787)
                                                       ------------
         Net cash used in operating activities          (  69,199)
                                                       ------------
Cash flows from financing activities:

  Cash overdraft                                        (   2,859)
  Stockholder loan                                      (   5,674)
  Proceeds from common stock subscriptions                 80,500
                                                       ------------
         Net cash provided by financing activities         71,967
                                                       ------------
Net increase in cash                                        2,768

Cash, beginning of period                                       0
                                                       ------------
Cash, end of period                                      $  2,768
                                                       ============

                       See notes to financial statements.
                                       F-4

                             SILVER STAR FOODS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                    FOR THE THREE MONTHS ENDED JUNE 30, 2000

1.     Going concern:

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has incurred continuing losses and has a working capital deficiency of $984,367 June 30, 2000, and a stockholders' equity deficiency of $850,863.

The Company is currently preparing to file a registration statement with the Securities and Exchange Commission in order to register 6,600,000 shares to raise capital of approximately $13,000,000. As of June 30, 2000, the Company's registration statement filing has not been made effective with the Securities and Exchange Commission.

Based on these events, management believes that the Company has the ability to continue operations during the subsequent fiscal year. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset values or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.     Description of business:

The Company was incorporated in the State of New York on March 28, 1995 under the name of Silver Star Ravioli Co., Inc. On July 21, 1997, the Company filed a Certificate of Amendment of Incorporation authorizing the Company to issue an aggregate of up to 15,000,000 shares, $.0001 par value. On July 28, 1997, the Board of Directors resolved to change the name of the Company to Silver Star Foods, Inc. and filed a Certificate of Amendment of the Certificate of Incorporation to that effect.

The Company is a distributor of frozen pasta food products which it markets under the "Silver Star" name. The Company initially acquired its prepared pre-packaged products from two local manufacturers.

3.     Summary of significant accounting policies:

     Cash:

     The Company places its temporary cash investments with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

                             SILVER STAR FOODS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                    FOR THE THREE MONTHS ENDED JUNE 30, 2000

3.     Summary of significant accounting policies - (continued):

     Intangible assets:

          The intangible asset, consisting of a tradename is periodically reviewed by management to evaluate its future economic benefits or potential impairment which may affect its recorded value to the Company. The tradename is being amortized on a straight-line basis over 15 years.

     Income taxes:

          The Company has adopted Statement of Financial Accounting Standards No 109 ("SFAS 109"), "Accounting for Income Taxes" at its inception. Under SFAS 109, the deferred tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amount and the tax bases of assets and liabilities using presently enacted tax rates.

     Earnings per share:

The loss per share for the three months ended June 30, 2000 has been calculated based on the weighted average number of common shares outstanding. During the period the Company had no common stock equivalents issued or outstanding. Therefore, basic and diluted earnings per share are the same.

     Use of Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

4.     Accounts receivable:

     Accounts receivable consist of trade receivables arising in the ordinary course of business and are presented net of estimated discounts and allowances of $8,082. Management continually reviews its trade receivable credit risk and has adequately allowed for potential losses.

5.     Tradename:

     The Company acquired the rights to the "Silver Star" tradename from a related party of the principal stockholder pursuant to an agreement which was formalized in July 1997 at a cost of $205,000. The Company has been using the tradename since it's inception. As of June 30, 2000 the balance on the note payable for the tradename is $17,092.

                             SILVER STAR FOODS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                    FOR THE THREE MONTHS ENDED JUNE 30, 2000

6.     Income taxes:

     At June 30, 2000, the Company has a net operating loss carryforward amounting to approximately $1,890,000 available to reduce future taxable income which expire in the years 2010 through 2015, which upon recognition may result in future tax benefits of approximately $512,451. At June 30, 2000 management is unable to determine if the utilization of the future tax benefit is more likely than not and accordingly, the asset of approximately $512,451 has been fully reserved.

     A reconciliation of the statutory income tax effective rate is as follows:

                                                       2000
                                                       ----
     Federal statutory rate                           (34.0%)
     State and local taxes                              0.2
     Creation (utilization) of net operating
          loss carryforward                            34.0
                                                     --------
     Effective tax rate                                 0.2%
                                                     ========

7.     Transactions with major customers and suppliers:

     During the three months ended June 30, 2000, the Company had sales to five customers amounting to approximately 96.5%, of the Company's net sales for the period. The loss of any of these customers could be expected to have a material impact on the Company's results of operations in future periods.

     Since its inception, the Company has purchased all of its products from two suppliers and is currently utilizing a single supplier. The loss of this supplier could have a material impact on the Company's ability to obtain product for resale to its customers in future periods.

8.     Bridge loan payable:

     In August, 1998, the Company obtained bridge financing, whereby it raised an aggregate of $700,000 and received net proceeds of $616,000 after underwriter's commissions and before other related expenses. The Company used $400,000 of the proceeds to satisfy the notes payable incurred in the purchase of 1,600,000 shares of the Company's common stock in April and May, 1998.

                             SILVER STAR FOODS, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                    FOR THE THREE MONTHS ENDED JUNE 30, 2000

8.     Bridge loan payable (continued):

     In addition to the promissory note in the principal sum of $25,000, each of the 28 units sold includes 2,000 shares of the Company's common stock and 2,000 redeemable common stock purchase warrants. The promissory notes bear no interest.

     In February 2000, holders of the bridge loan promissory notes totaling $625,000 agreed to exchange their respective notes payable for 25,000 shares of the Company's common stock. As of June 30, 2000 the shares had not been issued. The shares have been recorded in the equity section of the financial statements as stock subscriptions, unissued.

9.     Stock option plan:

     The Company has an incentive stock option plan covering all existing employees. As of June 30, 2000 no options have been granted.

10.     Common stock issued:

     The Company effected a two for one forward stock split in May 2000. The weighted average number of shares for the three months ended June 30, 2000 including the stock split, if used, would have an anti-dilutive effect on loss per share. Therefore, the number of shares used in the calculation of the loss per share for the three month period does not include the additional shares from the stock split.

                             -----------------------
                             SILVER STAR FOODS, INC.

                              FINANCIAL STATEMENTS
                             -----------------------

                             SILVER STAR FOODS, INC.

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

                                    CONTENTS

                                                       Page
Independent auditors' report                           F-1

Financial statements:

  Balance sheet                                        F-2
  Statement of operations                              F-3
  Statement of stockholders equity (deficiency)        F-4
  Statement of cash flows                              F-5 - F-6
  Notes to financial statements                        F-7 - F-11

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
Silver Star Foods, Inc.
Brooklyn, New York

     We have audited the accompanying balance sheet of Silver Star Foods, Inc. as of March 31, 2000 and 1999 and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's Board of Directors. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Star Foods, Inc. as of March 31, 2000, and 1999, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred continuing losses and has a working capital deficiency and a stockholders' equity deficiency. Those conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Zeller Weiss & Kahn, LLP

May 25, 2000
Mountainside, New Jersey

                             SILVER STAR FOODS, INC.

                     BALANCE SHEET - MARCH 31, 2000 AND 1999

                                     ASSETS

                                                 2000             1999
                                                 ----------------------
Current assets:
  Cash                                                       $    2,430
  Accounts receivable                           $   12,955       15,999
  Other current assets                                              550
                                                ------------------------
    Total current assets                            12,955       18,979
                                                ------------------------
Other assets:
  Deferred registration costs                                   283,989
  Deferred finance costs, less
   accumulated amortization of$260,615
   And $170,253                                                  90,362
  Tradename, less accumulated
   amortization of $68,334 and $54,668             136,666      150,332
  Deposits                                             255        5,255
                                                ------------------------
    Total other assets                             136,921      529,938
                                                ------------------------
                                                $ 149,876   $  548,917
                                                ========================

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Cash overdraft                                $    2,859
  Bridge loan payable                               75,000   $  700,000
  Notes payable - tradename                         17,092       17,092
  Accounts payable                                 503,263      330,250
  Payroll taxes payable                             78,314       78,314
  Loans payable - other                             26,000       26,000
  Accrued expenses                                 338,967      254,458
  Stockholder loan                                  11,332       27,662
                                                 -----------------------
    Total current liabilities                    1,052,827    1,433,776
                                                 -----------------------
Commitments and contingencies

Stockholders' equity (deficiency):
  Preferred stock - $.001 par value
   authorized 1,000,000 shares, none
   issued

  Common stock - $.0001 par value, authorized - 15,000,000 shares, issued -
   4,931,000 and 4,876,000
   shares, respectively                                493          488
  Common stock subscriptions, unissued             625,000
  Paid in capital                                  733,427      678,432
  Deficit                                       (1,861,871) ( 1,163,779)
                                               --------------------------
                                                  (502,951) (   484,859)
  Less:  Treasury stock at cost -
          1,600,000 shares                         400,000      400,000
                                               --------------------------
    Total stockholders' equity
     (deficiency)                              (   902,951) (   884,859)
                                               --------------------------
                                                $  149,876   $  548,917
                                               ==========================

                       See notes to financial statements.

                             SILVER STAR FOODS, INC.

                             STATEMENT OF OPERATIONS

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

                                                   2000              1999
                                                  -----------------------------
Net sales                                         $  658,775        $1,201,587
                                                  -----------------------------
Costs and expenses:
  Cost of sales                                      541,934           966,756
  Operating expenses                                 710,904           746,867
  Amortization                                        13,667            13,667
                                                  -----------------------------
    Total of costs and expenses                    1,266,505         1,727,290
                                                  -----------------------------
Loss from operations                             (   607,730)      (   525,703)
                                                 ------------------------------
Other expense:
  Amortization of deferred finance costs              90,362           170,253
                                                 ------------------------------
    Total other expenses                              90,362           170,253
                                                 ------------------------------
Net loss                                         ($  698,092)      ($  695,956)
                                                 ==============================
Basic earnings (loss) per share                  ($      .21)      ($      .21)
                                                 ==============================
Weighted average number of shares
 outstanding                                       3,277,339         3,384,186
                                                 ==============================

                       See notes to financial statements.

                            SILVER STAR FOODS, INC.

                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

                                                                                Retained
                                     COMMON STOCK               Paid-In         Earnings
                                   Shares           Value       Capital        (Deficit)
                                   -------------------------------------------------------
Balance at March 31, 1998           4,800,000        $480        $399,840     ($  467,823)

Purchase of treasury stock at
 cost - 1,600,000 shares

Issuance of common stock and
 warrants for services rendered in
 connection with public offering       20,000           2         104,998

Issuance of common stock and warrants
 in connection with bridge financing   56,000           6         173,594

Net loss for the year ended
 March 31, 1999                                                                 ( 695,956)
                                    ------------------------------------------------------
Balance at March 31, 1999           4,876,000         488         678,432     ( 1,163,779)

Issuance of common stock and warrants
 for legal services rendered           30,000           3          29,997

Issuance of common stock and warrants
 for goods and services                25,000           2          24,998

Common stock subscriptions, unissued

Net loss for the year ended
 March 31, 2000                                                               (   698,092)
                                   -------------------------------------------------------
Balance at March 31, 2000           4,931,000        $493        $733,427     ($1,861,871)
                                   =======================================================

                       See notes to financial statements.
                                       F-4

                             SILVER STAR FOODS, INC.

                 STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

                                    CONTINUED
                                    =========

                                                                                   Total
                                                     Common                        Share-
                                                     Stock         Stock           holders
                                     Treasury        Subscriptions  Subscriptions  Equity
                                     Stock           Unissued      Receivable     (Deficiency
                                   ----------------------------------------------------------
Balance at March 31, 1998                                                       ($ 67,503)

Purchase of treasury stock at
 cost - 1,600,000 shares           ($400,000)                                   ( 400,000)

Issuance of common stock and
 warrants for services rendered in
 connection with public offering                                                  105,000

Issuance of common stock and warrants
 in connection with bridge financing                                              173,600

Net loss for the year ended
 March 31, 1999                                                                 ( 695,956)
                                    ------------------------------------------------------
Balance at March 31, 1999           (400,000)                                 (   884,859)

Issuance of common stock and warrants
 for legal services rendered                                                       30,000

Issuance of common stock and warrants
 for goods and services                                                            25,000

Common stock subscriptions, unissued $625,000                                     625,000

Net loss for the year ended
 March 31, 2000                                                               (   698,092)
                                   -------------------------------------------------------
Balance at March 31, 2000              400,000       $625,000         $25,000  ($ 902,951)
                                   =======================================================

                       See notes to financial statements.

                             SILVER STAR FOODS, INC.

                             STATEMENT OF CASH FLOWS

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

                                                   2000              1999
                                                  -----------------------------
Cash flows from operating activities:
   Net loss                                       ($698,092)        ($695,956)
   Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities:
      Amortization                                  388,017           183,920
      Stock issued for professional goods
       and services                                  55,000
      Increase (decrease) in cash flows as a
       result of changes in asset and liability
       account balances:
         Accounts receivable                          3,044            87,428
         Other current assets                           550         (     550)
         Deposits                                     5,000
         Accounts payable                           173,013            82,717
         Accrued expenses                            84,509           175,687
         Payroll taxes payable                                         78,314
                                                  ----------------------------
           Total adjustments                        709,133           607,516
                                                  ----------------------------
         Net cash provided by (used in) operating
          activities                                 11,041         (  88,440)
                                                  ----------------------------
Cash flows from financing activities:

  Cash overdraft                                      2,859         (  20,937)
  Stockholder loan                                (  16,330)        (  27,875)
  Expenditures for registration costs                               (  99,303)
  Proceeds of loans payable - other                                    26,000
  Proceeds from bridge loan                                           700,000
  Purchase of treasury stock                                        ( 400,000)
  Expenditures for financing costs                                  (  87,015)
                                                  -----------------------------
         Net cash provided by (used in) financing
          activities                              (  13,471)           90,870
                                                  -----------------------------
Net increase (decrease) in cash                   (   2,430)            2,430

Cash, beginning of year                               2,430
                                                  -----------------------------
Cash, end of year                                $        0          $  2,430
                                                  =============================

                       See notes to financial statements.

                             SILVER STAR FOODS, INC.

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

                                                   2000              1999
                                                  -----------------------------
Supplemental schedule of non-cash operating
 and financing transactions:

   Issuance of common stock for services:

      Deferred registration costs                                    $105,000
                                                                     =========
      Deferred financing costs                                       $173,600
                                                                     =========
      Goods and services                          $ 55,000
                                                  =========
   Common stock subscriptions, unissued, in
    exchange for cancellation of bridge loan
    notes payable                                 $625,000
                                                  =========

                       See notes to financial statements.

                             SILVER STAR FOODS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

1.     Going concern:

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has incurred continuing losses and has a working capital deficiency of $1,039,872 and $1,439,897 at March 31, 2000 and 1999, respectively, and a stockholders' equity deficiency of $618,962 and $884,859, respectively.

     The Company is currently preparing to file a registration statement with the Securities and Exchange Commission in order to register 6,650,000 shares to raise capital of approximately $13,000,000. As of May 25, 2000, the Company's registration statement filing has not been made effective with the Securities and Exchange Commission.

     Based on these events, management believes that the Company has the ability to continue operations during the subsequent fiscal year. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset values or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.     Description of business:

     The Company was incorporated in the State of New York on March 28, 1995 under the name of Silver Star Ravioli Co., Inc. On July 21, 1997, the Company filed a Certificate of Amendment of Incorporation authorizing the Company to issue an aggregate of up to 15,000,000 shares, $.0001 par value.

     On July 28, 1997, the Board of Directors resolved to change the name of the Company to Silver Star Foods, Inc. and filed a Certificate of Amendment of the Certificate of Incorporation to that effect.

     The Company is presently a distributor of frozen pasta food products which it markets under the "Silver Star" name. The Company initially acquired its prepared pre-packaged products from two local manufacturers.

     Use of Estimates:
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                             SILVER STAR FOODS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

3.     Summary of significant accounting policies:

     Cash:
          The Company places its temporary cash investments with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.

     Slotting fees:
          The accompanying financial statements reflect slotting fee expenditures as charges to operations when incurred because (i) none of the slotting fees were supported by written agreements and (ii) management was unable to forecast the future economic benefits, if any, of the expenditures primarily due to the Company's limited operating history. Slotting fees charged to operations for the years ended March 31, 2000 and 1999 were $44,590 and $133,500, respectively.

     Intangible assets:
          The intangible asset, consisting of a tradename is periodically reviewed by management to evaluate its future economic benefits or potential impairment which may affect its recorded value to the Company. The tradename is being amortized on a straight-line basis over 15 years.

     Deferred financing costs:
          In August 1998, the Company completed a bridge financing (as more fully described in Note 12) whereby it raised gross proceeds of $700,000. The Company incurred related costs totalling $260,615, including; underwriters commissions of $84,000, legal fees of $3,015, and the issuance of 56,000 shares of common stock and 56,000 common stock purchase warrants valued at $168,000 and $5,600, respectively. The effective annual interest rate on the notes is approximately 27%. The notes are non-interest bearing.

     Income taxes:
          The Company has adopted Statement of Financial Accounting Standards No 109 ("SFAS 109"), "Accounting for Income Taxes" at its inception. Under SFAS 109, the deferred tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amount and the tax bases of assets and liabilities using presently enacted tax rates.

     Earnings per share:
          The income (loss) per share for the years ended March 31, 2000 and 1999 has been calculated based on the weighted average number of common shares outstanding. During the periods presented the Company had no common stock equivalents issued or outstanding. Therefore, basic and diluted earnings per share are the same.

                             SILVER STAR FOODS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

4.     Accounts receivable:

     Accounts receivable consist of trade receivables arising in the ordinary course of business and are presented net of estimated discounts and allowances of $12,955 and $20,157 as at March 31, 2000 and 1999, respectively. Management continually reviews its trade receivable credit risk and has adequately allowed for potential losses.

5.     Trade name:

     The Company acquired the rights to the "Silver Star" tradename from a related party of the principal stockholder pursuant to an agreement which was formalized in July 1997 at a cost of $205,000. The Company has been using the tradename since it's inception. As of March 31, 2000 the balance on the note payable for the tradename is $17,092.

6.     Income taxes:

     At March 31, 2000, the Company has a net operating loss carryforward amounting to approximately $1,552,882 available to reduce future taxable income which expire in the years 2010 through 2015, which upon recognition may result in future tax benefits of approximately $512,451. At March 31, 2000 management is unable to determine if the utilization of the future tax benefit is more likely than not and accordingly, the asset of approximately $512,451 has been fully reserved.

     A reconciliation of the statutory income tax effective rate is as follows:

                                  1999       1998
                                  ----------------
     Federal statutory rate      (34.0%)     (34.0%)
     State and local taxes         0.2         0.3
     Creation (utilization)
      of net operating
      loss carryforward           34.0        34.0

     Effective tax rate            0.2%        0.3%

                             SILVER STAR FOODS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

7.     Commitments and contingencies:

     The Company leases office space from its principal shareholder on a month to month basis at a cost of $1,000 per month.

     The Company has entered into two manufacturing agreements for the procurement of product. The first agreement calls for price adjustments semiannually based on cost increases if any, relating to raw materials. The second agreement requires the Company to meet certain minimum annual purchase quantities. Failure to meet these minimums could result in price increases to the Company. The Company has never achieved the minimum quantities required. The second agreement was terminated in mid-1999.

8.     Transactions with major customers and suppliers:

     During the years ended March 31, 2000 and 1999, the Company had sales to five customers amounting to approximately 96.5% and 96.5%, respectively, of the Company's net sales for the period. The loss of any of these customers could be expected to have a material impact on the Company's results of operations in future periods.

     Since its inception, the Company has purchased all of its products from two suppliers and is currently utilizing a single supplier. The loss of this supplier could have a material impact on the Company's ability to obtain product for resale to its customers in future periods.

9.     Bridge loan payable:

     In August, 1998, the Company obtained bridge financing, whereby it raised an aggregate of $700,000 and received net proceeds of $616,000 after underwriter's commissions and before other related expenses. The Company used $400,000 of the proceeds to satisfy the notes payable incurred in the purchase of 1,600,000 shares of the Company's common stock in April and May, 1998.

     In addition to the promissory note in the principal sum of $25,000, each of the 28 units sold includes 2,000 shares of the Company's common stock and 2,000 redeemable common stock purchase warrants. The promissory notes bear no interest.

     In February 2000, holders of the bridge loan promissory notes totaling $625,000 agreed to exchange their respective notes payable for 25,000 shares of the Company's common stock. As of March 31, 2000 the shares had not been issued. The shares have been recorded in the equity section of the financial statements as stock subscriptions, unissued.

                             SILVER STAR FOODS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED MARCH 31, 2000 AND 1999

10.     Issuance of stock:

     In November 1998 and March 2000, the Company issued 20,000 and 30,000 shares, respectively of its common stock valued at $105,000 and $30,000 to its attorney in payment of services rendered in connection with the Company's registration statement.

     In March 2000, the Company issued 25,000 shares of its common stock valued at $25,000 to its supplier in payment of goods received.

11.     Stock option plan:

     The Company has an incentive stock option plan covering all existing employees. As of March 31, 2000 no options have been granted.

12.  Subsequent Events:

In May 2000, the Company effected a 2 for 1 stock split which increased outstanding shares from 3,331,000 shares to 6,662,000 shares. The effect of this transaction is not reflected on the balance sheet as of June 30, 2000.

                                   SIGNATURES

     Pursuant to the requirements of the Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Post-Effective Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of New York, State of New York on the 12th day of October, 2001.

                           SILVER STAR FOODS, INC.

                           By:/s/ MICHAEL TROTTA
                              ------------------------
                                  Michael Trotta
                                  CHIEF EXECUTIVE OFFICER,
                                  PRESIDENT AND SECRETARY

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     We, the undersigned officers and directors of SILVER STAR FOODS, INC. hereby severally constitute and appoint Michael Trotta, our true and lawful attorney-in-fact and agent with full power of substitution for us in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent in full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.

SIGNATURE                    TITLE                                 DATE
---------                    -----                                 ----
/s/ Michael Trotta          Chairman of the Board of
-------------------         Directors, Chief Executive Officer
    Michael Trotta          President, Chief Financial Officer,
                            Principal Accounting officer and
                            Secretary                              October 12, 2001

/s/  Vincent Trotta         Director
-------------------                                                October 12, 2001
     Vincent Trotta

                            Director
-------------------
     Barry Sherman

/s/  Dennis Lore            Director
-------------------                                                October 12, 2001
     Dennis Lore

                                  EXHIBIT INDEX

3.1     Certificate of Incorporation and Certificates of
        Amendments of the Certificate of Incorporation*
3.2     By-Laws of the Company*
4.1     Form of Common Stock Certificate***
5.1     Opinion of Richard I. Anslow, Esq. of Richard I.
        Anslow & Associates
10.1    Employment Agreement--Michael Trotta**
10.3    Agreement between Silver Star Foods, Inc. and Mount
        Rose Ravioli and Mac Co., Inc.****
10.4    Repurchase Agreement between the Company and K&V
        Investments**
10.5    Broker Contract with M.W. Houck, Inc. *****
10.6    Form of Promissory Note issued in the Company's
        September 1998 Private Placement***
10.7    Consulting Agreement with Results Consulting
        Corporation (Joseph Francella, Principal) *****
10.8    Option Agreement with International Electronic Securities Trading Ltd.
16.1    Letter on Change in Certifying Accountant ******
23.1    Independent Auditors Consent
23.2    Consent of Richard I. Anslow & Associates (contained
        in Exhibit 5)
27      Financial Data Schedule ******

------------------------
*      Filed with initial filing of Form SB-2 on December 16, 1997

**     Filed with Amendment Number 1 dated September 25, 1998

***    Filed with Amendment Number 2 dated December 17, 1998

****   Filed with Amendment Number 3 dated March 15, 1999

*****  Filed with Amendment Number 5 dated July 14, 2000

****** Filed with Amendment Number 6 dated September 8, 2000